Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG
THE CLEARING CORPORATION,
ICE US HOLDING COMPANY L.P.,
PONY MERGER SUB LLC,
Solely for the purposes described herein,
INTERCONTINENTALEXCHANGE, INC.,
AND
TCC STOCKHOLDERS’ REPRESENTATIVE, LLC,
AS STOCKHOLDERS’ REPRESENTATIVE,
Dated as of March 6, 2009

i

EXHIBITS

A	Form of LP Agreement
B	Certificate of Merger
C	Certificate of Incorporation of the Surviving Company
D	Bylaws of the Surviving Company
E	Letter of Transmittal
F	Form of Escrow Agreement
SCHEDULES
Company Disclosure Schedule
Purchaser Disclosure Schedule

          THIS AGREEMENT AND PLAN OF MERGER is entered into as of March 6, 2009 (the “Closing Date”) by and among (i) The Clearing Corporation, a Delaware corporation (the “Company”), (ii) ICE US Holding Company L.P., a Cayman Islands exempted limited partnership and a subsidiary of ICE (defined below) (the “Purchaser”), (iii) Pony Merger Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of Purchaser (“Merger Sub”), (iv) solely for the purposes described in Sections 2.02, 2.12, 4.05, 4.06, 5.02 and 6.02, IntercontinentalExchange, Inc., a Delaware corporation (“ICE”), and (v) TCC Stockholders’ Representative, LLC, a Delaware limited liability company (the “Stockholders’ Representative”), solely in its capacity as the Stockholders’ Representative, in accordance with that certain operating agreement of the Stockholders’ Representative, dated as of the Closing Date (defined below), and not in any other capacity.
          WHEREAS, the Purchaser, Merger Sub and the Company intend to effect a merger (the “Merger”) of Merger Sub with and into the Company in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”) and the Delaware Limited Liability Company Act (the “Act”, and collectively with the DGCL, “Delaware Law”);
          WHEREAS, upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of the Purchaser;
          WHEREAS, the board of directors of the Company (the “Company Board”) has carefully considered the terms and conditions of this Agreement and has determined that the terms and conditions of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, and are advisable to, the Company and the Stockholders, and the Company Board recommends that the Stockholders vote to approve and adopt the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;
          WHEREAS, the Company Board has approved and adopted the terms and conditions of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;
          WHEREAS, concurrently with the execution and delivery of this Agreement, Stockholders holding the requisite number of Shares of the Company have executed written consents, dated as of the Closing Date (the “Written Consent”), adopting this Agreement and approving the transactions contemplated hereby, including the Merger, in accordance with Sections 228 and 251 of the DGCL and Section 18-209 of the Act;
          WHEREAS, ICE, as the initial limited partner, and ICE US Holding Company GP LLC, a Delaware limited liability company (“ICE GP”), as the general partner of the Purchaser immediately prior to the Closing, and the Purchaser, as the sole member of Merger Sub, have each approved and adopted the terms and conditions of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;
          WHEREAS, concurrently with the Closing (defined below), the Dealers, the Purchaser and ICE are entering into a number of agreements to create a solution (such solution,

the “Clearinghouse”) to clear credit default swaps (“CDSs”) and related products through ICE US Trust LLC, a New York limited liability trust company (“ICE Trust”), a wholly-owned subsidiary of the Purchaser;
          WHEREAS, concurrently with the Closing, the Company and ICE Trust will enter into an agreement pursuant to which the Company will grant to ICE Trust a license to use certain intellectual property of the Company subject to the terms thereof, in connection with developing and operating the Clearinghouse and, at the Closing, ICE will pay to the Company an upfront license fee of $5 million (the “License Fee”);
          WHEREAS, concurrently with the Closing, the Company and ICE Trust will enter into an agreement pursuant to which the Company will provide certain services for the implementation of the Clearinghouse, subject to the terms thereof;
          WHEREAS, concurrently with the Closing, ICE GP, the Stockholders and ICE will enter into an amended and restated limited partnership agreement of the Purchaser (the “LP Agreement”) in the form attached hereto as Exhibit A;
          WHEREAS, ICE is a party to this Agreement for the limited purposes set forth herein;
          NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
          SECTION 1.01.  Certain Defined Terms. For purposes of this Agreement:
          “Acquisition Documents” means this Agreement and any certificate delivered pursuant to this Agreement.
          “Action” means any Claim, Investigation, action or arbitration by or before any Governmental Authority.
          “Additional Expenses” means all unpaid costs, fees and expenses of outside professionals incurred by certain Dealers relating to the process of setting up the Clearinghouse whether incurred in connection with this Agreement, the LP Agreement or otherwise, including, without limitation, all legal, accounting, tax and investment banking fees and expenses.
          “Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

          “Aggregate Escrow Amount” means the sum of the Deferred Revenue Escrow Amount, the Indemnity Escrow Amount, the Real Property Escrow Amount and the Working Capital Escrow Amount.
          “Agreement” or “this Agreement” means this Agreement and Plan of Merger between the parties hereto (including the Exhibits and Schedules hereto) and all amendments hereto made in accordance with the provisions of Section 8.07.
          “Assets” means the assets and properties of the Company and the Subsidiaries.
          “Bank Account” means, with respect to a Surrendering Stockholder, the bank account in the United States designated by such Surrendering Stockholder in its duly completed Letter of Transmittal submitted to the Paying Agent on or after the Effective Time.
          “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.
          “Cash” means cash and cash equivalents of the Company and its Subsidiaries, determined on a consolidated basis and in accordance with Company GAAP; provided, however, that Cash shall not include cash held by the Company in guaranty fund deposits or cash in participant margin accounts held by the Company on behalf of third parties.
          “CFTC” means the Commodity Futures Trading Commission.
          “Claims” means any and all administrative, regulatory or judicial suits, petitions, appeals, demands, demand letters, claims, liens, notices of noncompliance or violation, proceedings, consent orders or consent agreements.
          “Closing Agreements” means the Escrow Agreement, the LP Agreement and the Registration Rights Agreement.
          “Closing Balance Sheet” means the consolidated balance sheet of the Company, as of the close of business on the Closing Date without giving effect to the Merger or the transactions contemplated hereby, prepared in accordance with Company GAAP.
          “CME Settlement Agreement” means that certain Settlement Agreement and Mutual General Release, dated as of May 2, 2008, by and between the Company and Chicago Mercantile Exchange, Inc.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Common Stock” means the shares of common stock, par value $0.01 per share, of the Company.
          “Company Disclosure Schedule” means the Company Disclosure Schedule attached hereto, dated as of the Closing Date, delivered by the Company to the Purchaser in connection with this Agreement.

          “Company GAAP” means (i) to the extent in accordance with GAAP, the accounting principles, practices and methodologies of the Company and the Subsidiaries used in preparing the Financial Statements, applied on a basis consistent with the past practices of the Company and the Subsidiaries applied consistently throughout the periods involved and, (ii) GAAP to the extent the accounting principles, practices and methodologies of the Company and the Subsidiaries used in preparing the Financial Statements are not in accordance with GAAP.
          “Company Intellectual Property” means the Owned Intellectual Property and the Licensed Intellectual Property.
          “Company IP Agreements” means all contracts and agreements (including oral agreements) concerning Intellectual Property or IT Assets to which the Company or any Subsidiary is a party or beneficiary or by which the Company or any Subsidiary, or any of its properties or assets, may be bound, including all (a) licenses of Intellectual Property by the Company or any Subsidiary to any Person, (b) licenses of Intellectual Property by any Person to the Company or any Subsidiary and (c) contracts between any Person and the Company or any Subsidiary relating to the transfer, development, maintenance or use of Intellectual Property or IT Assets, the development or transmission of data, or the use, modification, framing, linking, advertisement or other practices of or with respect to Internet websites.
          “Company IT Assets” means all IT Assets used or held for use in the operation of the businesses of the Company and its Subsidiaries, including the Company Software.
          “Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes or effects: is materially adverse to the business, results of operations or the financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following, either alone or in combination, shall be considered in determining whether a Company Material Adverse Effect has occurred: (i) any event, circumstance, change or effect that generally affects the industries in which the Company or any Subsidiary operates, including legal and regulatory changes (except to the extent that any such event, circumstance, change or effect has a disproportionately adverse impact on the Company and the Subsidiaries, taken as a whole, compared to other participants in such industries); (ii) general economic conditions or events, circumstances, changes or effects affecting the capital markets generally, taken as a whole (except to the extent that any such event, circumstance, change or effect has a disproportionately adverse impact on the Company and the Subsidiaries taken as a whole); (iii) any event, circumstance, change or effect arising from or relating to changes in GAAP; (iv) any event, circumstance, change or effect arising from or relating to changes in Law or other binding directives issued by any Governmental Authority; or (v) any event, circumstance, change or effect arising from or relating to the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism directly or indirectly involving the United States of America (other than any of the foregoing to the extent that it causes any damage or destruction to or renders physically unusable or inaccessible any facility or property of the Company or any of its Subsidiaries).

          “Company Products” means all service offerings or products currently made commercially available or otherwise distributed or the subject of formal development efforts (but excluding (i) all ICE IP Improvements and (ii) any developments made after the date hereof), by the Company or any Subsidiary, including any and all Company Websites.
          “Company Software” means all Owned Software and all other Software that is used or licensed to the Company or any Subsidiary for use in the operation of the businesses of the Company and/or any of its Subsidiaries, including all (a) Software used in the Company’s or any Subsidiary’s provision of Company Products to customers and/or end users, including any Software incorporated in, or integrated or bundled with, any Company Product, (b) Software intended for license to customers and/or end users, and (c) Software, libraries, modules and other materials used by the Company or any Subsidiary in the development, design, construction or testing of any of the Software described in clauses (a) or (b) above.
          “Company Transaction Expenses” means all unpaid costs, fees and expenses of outside professionals incurred by the Company relating to the process of selling the Company and in connection with the formation of the Clearinghouse, whether incurred in connection with this Agreement or otherwise, including, without limitation, all legal, accounting, tax and investment banking fees and expenses.
          “Company Websites” means all Internet or intranet websites owned and/or operated by the Company or any Subsidiary.
          “Company’s Knowledge” and “Company has Knowledge” mean the actual knowledge, after due inquiry, of Kevin McClear, Dirk Pruis, Jessica Bertoldi, Don Sternard, Stan Ivanov, Rick Tsuru and Rich Jerge.
          “Confidentiality Agreement” means that certain Amended and Restated Confidentiality Agreement, dated as of October 28, 2008, by and between ICE and the Company.
          “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.
          “Conveyance Taxes” means all sales, use, value added, transfer, stamp, stock transfer, real property transfer or gains and similar Taxes.
          “Dealer Assignment Agreements” means those certain Intellectual Property Assignment agreements between each of the Dealers (other than Barclays Bank PLC) and the Company dated as of the Closing Date.
          “Dealers” means Banc of America Strategic Investments Corporation; Barclays Bank PLC; Citigroup Global Markets, Inc.; Credit Suisse First Boston Next Fund, Inc.; Deutsche Bank Securities Inc.; Goldman, Sachs & Co.; LabMorgan Corporation; Merrill Lynch, Pierce,

Fenner & Smith Incorporated; Morgan Stanley & Co. Incorporated; and UBS Americas Inc. or an Affiliate thereof.
          “Deferred Revenue” means the aggregate amount of any deferred revenue of the Company determined in accordance with Company GAAP from JSE Securities Exchange South Africa and as set forth on the Estimated Balance Sheet as of the Closing Date.
          “Deferred Revenue Escrow Account” means an interest-bearing bank account with the Escrow Agent established and maintained by the Escrow Agent in accordance with the terms of the Escrow Agreement in order to maintain and administer the Deferred Revenue Escrow Fund.
          “Deferred Revenue Escrow Amount” means an amount equal to $500,000.
          “Deferred Revenue Escrow Fund” means the Deferred Revenue Escrow Amount deposited with the Escrow Agent as such sum may be increased or decreased as provided in the Escrow Agreement.
          “Deferred Revenue Resolution Event” means the elimination of any obligations of the Surviving Company with respect to the Deferred Revenue.
          “Eligible Clearinghouse Profits” means Clearinghouse Profits (as defined in the LP Agreement) for the period beginning on January 1, 2010 which would otherwise be distributable to holders of the Purchaser Class B Interests.
          “Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien (including environmental and Tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.
          “Environment” means surface waters, groundwaters, soil, subsurface strata and ambient air.
          “Environmental Claims” means any Claims relating in any way to any Environmental Law or any Environmental Permit, including (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (b) any and all Claims by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from hazardous materials or arising from alleged injury or threat of injury to health, safety or the Environment.
          “Environmental Laws” means all Laws, now or hereafter in effect and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety, natural resources or hazardous materials.

          “Environmental Permits” means all permits, approvals, identification numbers, licenses and other authorizations required under or issued pursuant to any applicable Environmental Law.
          “Escrow Agent” means The Bank of New York Mellon Trust Company, N.A.
          “Escrow Funds” means the Deferred Revenue Escrow Fund, the Indemnity Escrow Fund, the Real Property Escrow Fund and the Working Capital Escrow Fund.
          “Eurex” means Eurex Frankfurt AG.
          “Eurex Deferred Revenue Settlement Payment” means an amount equal to $2,692,621.
          “Eurex Parties” means, collectively, Eurex, FEX, Eurex U.S. and Eurex Clearing AG, Frankfurt.
          “Eurex U.S.” means U.S. Exchange Holdings, Inc.
          “Eurex Waiver” means (i) that certain Amendment No. 2 to Link Clearing Agreement, dated as of February 18, 2009, between the Company and Eurex Clearing AG, (ii) that certain Termination of Stock Purchase Agreement and Termination of Stock Option Agreement, dated as of February 18, 2009, among the Company, Eurex and Eurex U.S. and (iii) that certain Termination Agreement, dated as of January 8, 2009, between the Company and FEX.
          “Excess Capacity Liabilities” means any liabilities arising in connection with eliminating excess resources or capacity of the Company, including employee severance costs (but excluding liabilities associated with the Key Real Property Lease) as of the Closing Date.
          “FEX” means U.S. Futures Exchange, L.L.C.
          “GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.
          “Governmental Authority” means any federal, national, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative authority, agency or commission including the CFTC or any court, tribunal, or judicial or arbitral body and any Self-Regulatory Organization.
          “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
          “ICE IP Improvements” means any improvements or modifications to the Company Intellectual Property or Company IT Assets made on or after November 4, 2008 in connection with activities undertaken in cooperation among the Company, ICE and ICE’s Affiliates in connection with the formation and operation of the Clearinghouse.
          “Income Taxes” means Taxes based upon, measured by, or calculated with respect to (i) net income, net profits, or gross receipts (including, but not limited to, any capital gains, minimum Taxes and any Taxes on items of Tax preference, but not including sales, use, real or personal property transfer, value added or other similar taxes) and (ii) multiple bases (including corporate franchise, doing business or occupation Taxes imposed by a jurisdiction in lieu of Taxes on net income, net profits or gross receipts) if one or more of the bases upon which such Tax may be imposed on, measured by, or calculated with respect to, is net income, net profits or gross receipts.
          “Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, and (h) all Indebtedness of others referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by such Person; provided, however, that with respect to the Company, Indebtedness shall not include any obligations of the Company related to guaranty fund deposits or participant margin accounts held on behalf of third parties.
          “Indemnified Party” means a Purchaser Indemnified Party or a Stockholder Indemnified Party, as the case may be.
          “Indemnifying Party” means the Indemnity Escrow Fund pursuant to Section 7.02 or the Purchaser pursuant to Section 7.03, as the case may be.
          “Indemnity Escrow Account” means an interest-bearing bank account with the Escrow Agent established and maintained by the Escrow Agent in accordance with the terms of the Escrow Agreement in order to maintain and administer the Indemnity Escrow Fund.
          “Indemnity Escrow Amount” means an amount equal to $5,100,000.
          “Indemnity Escrow Fund” means the Indemnity Escrow Amount deposited with the Escrow Agent as such sum may be increased or decreased as provided in the Escrow Agreement.

          “Insolvency Laws” means any bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and general principles of equity (regardless of whether enforcement is considered in a proceeding in Law or equity).
          “Intellectual Property” means, in any and all jurisdictions throughout the world, all (a) inventions and discoveries, patents, invention disclosures, industrial designs and mask works, (b) trademarks, service marks, domain names, uniform resource locators, trade dress, trade names and other identifiers of source or goodwill, including the goodwill symbolized thereby or associated therewith, (c) works of authorship (including Software), community designs and copyrights, and moral rights, design rights and database rights therein and thereto, (d) confidential and proprietary information, including trade secrets, know-how and invention rights, (e) rights of privacy and publicity, (f) registrations, applications, renewals and extensions for any of the foregoing in clauses (a) through (e), and (g) any and all other intangible proprietary rights.
          “Investigation” means any inquiry or investigation by or before any Governmental Authority of which the Company has Knowledge.
          “IRS” means the Internal Revenue Service of the United States.
          “IT Assets” means systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches, Internet and intranet websites, databases and compilations (including data and collections of data, whether machine readable or otherwise), and all other information technology equipment, and all associated documentation.
          “Key Real Property Lease” means that certain Lease, dated as of August 21, 2008, by and between Orient Overseas Associates, a New York partnership, as landlord, and the Company, as tenant.
          “Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment decree or other order, requirement or rule of law (including common law).
          “Leased Real Property” means the real property leased by the Company or any Subsidiary as tenant, together with, to the extent leased by the Company or any Subsidiary, all office space, equipment and items of personal property of the Company or any Subsidiary attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.
          “Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.
          “Licensed Intellectual Property” means all Intellectual Property licensed to the Company and/or any Subsidiary by a third party, or that the Company is otherwise permitted by a third party to use, pursuant to the Company IP Agreements.

          “Losses” means any and all Liabilities, losses, damages, claims, costs and expenses, Taxes, interest, awards, judgments, penalties and fines (including reasonable attorneys’ and consultants’ fees and expenses) actually suffered or incurred by an Indemnified Party (including any Action brought or otherwise initiated by an Indemnified Party).
          “New Chicago Lease” means that certain Sublease, dated September 30, 2008, by and between Material Service Corporation, a Delaware corporation d/b/a Hanson Material Service Corporation, as landlord, and the Company, as tenant.
          “New Chicago Lease Termination Payment” means an amount equal to $1,100,000.
          “Off-the-Shelf Software” means all Company Software that is commercially available off-the-shelf Software that (a) has not been modified or customized for the Company or any Subsidiary, and (b) is licensed to the Company or any Subsidiary for a one-time or annual fee of $25,000 or less.
          “Old Chicago Lease” means that certain Office Sublease, dated June 8, 2004, by and between AT&T Corp., a New York corporation, as landlord, and the Company, as tenant.
          “Organizational Documents” means (a) with respect to a corporation, the certificate or articles of incorporation and bylaws, (b) with respect to any other entity, any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person, including any operating agreement for any limited liability company, and (c) any amendment to any of the foregoing.
          “Owned Intellectual Property” means all Intellectual Property owned by the Company or any Subsidiary, including any and all Intellectual Property assigned or under the obligation of assignment to the Company or any Subsidiary pursuant to the Dealer Assignment Agreements.
          “Owned Software” means all Software owned by the Company or any Subsidiary, including any and all Software assigned or under the obligation of assignment to the Company or any Subsidiary pursuant to the Dealer Assignment Agreements.
          “Permitted Encumbrances” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced and as to which neither the Company nor any Subsidiary is otherwise subject to civil or criminal liability due to its existence: (a) liens for Taxes not yet due and payable, (b) Encumbrances imposed by Law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days, (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations, (d) non-exclusive licenses granted in the ordinary course of business, consistent with past practice, (e) other Encumbrances that would not be expected to materially impair the value or fitness for use of the affected asset, property or right, or (f) any deposits held by any landlord under the Old Chicago Lease or the Key Real Property Lease.

          “Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization, Governmental Authority or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.
          “Pro Rata Per Share Portion” means a fraction, the numerator of which is 1 and the denominator of which is 801,659.
          “Pro Rata Portion” means, with respect to each Stockholder, the percentage set forth opposite such Stockholder’s name in Section 2.05(a) of the Company Disclosure Schedule.
          “Public Software” means any Software that contains, or is derived in any manner from, in whole or in part, any Software that is distributed as freeware, shareware, open source Software (e.g., Linux) or similar licensing or distribution models that (a) require the licensing or distribution of source code to any other Person, (b) prohibit or limit the receipt of consideration in connection with sublicensing or distributing any Software, (c) except as specifically permitted by applicable Law, allow any Person to decompile, disassemble or otherwise reverse-engineer any Software, or (d) require the licensing of any Software to any other Person for the purpose of making derivative works. For the avoidance of doubt, “Public Software” includes Software licensed or distributed under any of the following licenses or distribution models (or licenses or distribution models similar thereto): (q) GNU General Public License (GPL) or Lesser/Library GPL (LGPL); (r) the Artistic License (e.g., PERL); (s) the Mozilla Public License; (t) the Netscape Public License; (u) the Sun Community Source License (SCSL); (v) the Sun Industry Standards Source License (SISSL); (w) the BSD License; (x) Red Hat Linux; (y) the Apache License; and (z) any other license or distribution model described by the Open Source Initiative as set forth on www.opensource.org.
          “Purchaser Class A Interests” means the 1,000 Class A Units of the Purchaser outstanding on the date hereof with such rights, powers and duties as provided in the LP Agreement.
          “Purchaser Class B Interests” means the 1,000 Class B Units of the Purchaser issued pursuant to the Merger with such rights, powers and duties as provided in the LP Agreement.
          “Purchaser Disclosure Schedule” means the Purchaser Disclosure Schedule attached hereto, dated as of the Closing Date, delivered by the Purchaser to the Company in connection with this Agreement.
          “Purchaser GP Interest” means the general partnership unit of the Purchaser outstanding on the date hereof with such rights, powers and duties as provided in the LP Agreement.
          “Purchaser Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes or effects is materially adverse to the business, results of operations or the financial condition of the Purchaser and its Affiliates, taken as a whole.

          “Purchaser Partnership Interests” means all partnership interests of the Purchaser with such rights, powers and duties as provided in the LP Agreement.
          “Purchaser’s Knowledge” means the actual knowledge, after due inquiry, of David Clifton, John Harding, Scott Hill, Johnathan Short, Jeff Sprecher and Chuck Vice.
          “Real Property Escrow Account” means an interest-bearing bank account with the Escrow Agent established and maintained by the Escrow Agent in accordance with the terms of the Escrow Agreement in order to maintain and administer the Real Property Escrow Fund.
          “Real Property Escrow Amount” means $1,200,000.
          “Real Property Escrow Fund” means the Real Property Escrow Amount deposited with the Escrow Agent as such sum may be increased or decreased as provided in the Escrow Agreement.
          “Reasonable Efforts” means the good faith efforts that a reasonably prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as reasonably expeditiously as possible.
          “Registered” means issued by, registered, recorded or filed with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.
          “Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code.
          “Registration Rights Agreement” means that certain registration rights agreement among the Purchaser and those Stockholders executing a signature page thereto.
          “Rules and Procedures” means the Rules and Procedures of ICE Trust as of the Closing Date.
          “Self-Regulatory Organizations” means the Financial Industry Regulatory Authority, the American Stock Exchange, the National Futures Association, the Chicago Board of Trade, the New York Stock Exchange, any national securities exchange (as defined in the Securities Exchange Act of 1934, as amended), any other securities exchange, futures exchange, contract market commodities market, any other such exchange, clearinghouse or corporation or other similar federal, state or foreign self-regulatory body or organization.
          “Shareholders Agreement” means that certain Subscription, Contribution and Shareholders Agreement, dated December 14, 2007, by and among the Company (as successor in interest to the Clearing Merger Corporation, a Delaware corporation) and each of the Stockholders.
          “Shares” means the issued and outstanding shares of Common Stock.

          “Software” means all (a) computer programs, applications, systems and code, including software implementations of algorithms, models and methodologies, program interfaces, and source code and object code, and all such applications supporting websites, (b) database management systems, (c) development and design tools, library functions and compilers, and (d) media, documentation and other works of authorship, including user manuals and training materials, relating to or embodying any of the foregoing or on which any of the foregoing is recorded.
          “Stockholder” means any holder of Shares who is set forth in Section 2.05(a) of the Company Disclosure Schedule.
          “Stockholders’ Representative Account” means the account established by the Stockholders’ Representative to hold the Stockholders’ Representative Fund Amount.
          “Stockholders’ Representative Fund Amount” means an amount equal to $500,000.
          “Stockholders’ Representative Fund Balance” means the balance, if any, remaining in the Stockholders’ Representative Account upon the termination of the duties of the Stockholders’ Representative.
          “Subsidiaries” means any and all corporations, partnerships, limited liability companies, joint ventures, associations and other Persons controlled by the Company directly or indirectly through one or more intermediaries.
          “Tax” or “Taxes” means (i) any foreign or U.S. federal, state or local income, gross receipts, sales, licenses, payroll, employment, excise, severance, stamp, occupation, premium, windfall or excess profits, environmental, customs, duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, use, ad valorem, intangible, unitary, transfer, value added, alternative or add-on minimum, estimated, or other tax or other like assessment or charge of any kind whatsoever in the nature of a tax, or other amounts payable under unclaimed property, escheatment or similar common law concepts, including any interest, penalty, or addition thereto, whether disputed or not and (ii) any liability for the payment of any amount of the type described in the immediately preceding clause (i) above as a result of any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Persons including by reason of being a “transferee” (within the meaning of Section 6901 of the Code or any other applicable law) of another entity, being a member of an affiliated, consolidated, unitary or combined group or being an indemnitor, guarantor, or surety or in a similar capacity under any contract, arrangement, agreement or understanding.
          “Tax Returns” means any return, declaration, report, election, claim for refund or information return or other statement or form required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto or any amendment thereof.
          “Virus” means any virus, malware, trojan horse, worm, back door, time bomb, drop dead device or other routine, contaminant or effect designed to disable, disrupt, erase,

enable any Person to access without authorization, or otherwise adversely affect the functionality of any Software or other IT Asset.
          “Working Capital Escrow Account” means an interest-bearing bank account with the Escrow Agent established and maintained by the Escrow Agent in accordance with the terms of the Escrow Agreement in order to maintain and administer the Working Capital Escrow Fund.
          “Working Capital Escrow Amount” means an amount equal to $4,000,000.
          “Working Capital Escrow Fund” means the Working Capital Escrow Amount deposited with the Escrow Agent as such sum may be increased or decreased as provided in the Escrow Agreement.
          SECTION 1.02.  Definitions. The following terms have the meanings set forth in the Sections set forth below:

Definition	Location
“Act”	Recitals
“Aggregate Cash Consideration”	2.04(b)(i)
“Apportionment Statement”	6.01(a)
“Cash Consideration”	2.04(b)(i)
“CDSs”	Recitals
“Certificate”	2.04(d)
“Certificate of Merger”	2.02(a)
“Class A Units”	7.02(c)
“Class B Units”	7.02(c)
“Clearinghouse”	Recitals
“Closing”	2.02(a)
“Closing Cash”	2.04(b)(ii)
“Closing Cash Distribution”	2.04(b)(ii)
“Closing Date”	Preamble
“Closing Date Cash Payment”	2.04(b)(iii)
“Closing Merger Consideration”	2.04(b)(iv)
“Closing Merger Consideration Payment Allocation Schedule”	2.05(a)
“Closing Working Capital Adjustment”	2.07(a)(i)
“Company”	Preamble
“Company Board”	Recitals
“Company Core Representations”	7.01(a)
“D&O Indemnified Party”	5.03(a)
“D&O Insurance”	5.03(a)
“Delaware Law”	Recitals
“DGCL”	Recitals
“Dissenting Shares”	2.06(a)
“Dissenting Stockholder”	2.06(a)
“Effective Time”	2.02(a)
“Embedded Software”	3.15(i)

Definition	Location
“ERISA”	3.18(a)
“Escrow Agreement”	2.08
“Escrow Distribution”	2.04(b)(vi)
“Estimated Balance Sheet”	2.07(b)
“Estimated Working Capital Adjustment”	2.07(a)(ii)
“Final Order”	7.07(b)
“Final Working Capital Adjustment”	2.07(a)(iii)
“Financial Statements”	3.08(a)
“Former Properties”	3.13(b)
“Guaranteed Obligations”	5.02(c)
“ICE”	Preamble
“ICE GP”	Recitals
“ICE Trust”	Recitals
“ICE Trust Regulatory Order”	4.11(b)
“Independent Accounting Firm”	2.07(d)(i)
“Interim Financial Statements”	3.08(b)
“Joint Written Instructions”	7.07(a)
“Latest Balance Sheet Date”	3.08(b)
“Lease Resolution Event”	2.10(a)
“Letter of Transmittal”	2.02(d)(i)
“License Fee”	Recitals
“LP Agreement”	Recitals
“Material Contracts”	3.14(a)
“Merger”	Preamble
“Merger Consideration”	2.04(b)(v)
“Merger Sub”	Preamble
“Non-Surrendering Stockholder”	2.07(e)(i)
“NWC True-Up Payment Amount”	2.07(e)(i)
“Options”	3.16(d)
“Original Class A Units”	7.02(c)
“Paying Agent”	2.05(b)(i)
“Plan Noncompliance Costs”	3.18(c)
“Plans”	3.18(a)(iv)
“Pending Claim”	7.07
“Pending Claim Reserve”	7.07
“Per Share Merger Consideration”	2.04(a)(i)
“Post-Closing Merger Consideration”	2.04(b)(vi)
“Pre-Closing Income Tax Return”	6.01(a)
“Pre-Closing Return”	6.01(a)
“Protest Notice”	2.07(d)(i)
“Purchaser”	Preamble
“Purchaser Core Representations”	7.01(b)
“Purchaser Indemnified Party”	7.02(a)
“Real Property Escrow Fund Balance”	2.10(b)
“Regulatory Order”	3.11(b)

Definition	Location
“Reserve”	7.07
“Stockholder Delivery Requirements”	2.02(d)(i)
“Stockholder Indemnified Party”	7.03
“Stockholders’ Representative”	Preamble
“Surrendered Share”	2.05(b)(ii)
“Surrendering Stockholder”	2.05(b)(ii)
“Surviving Company”	2.01
“Surviving Company Fund”	2.05(b)(i)
“Tax Claim”	6.04(a)
“Third-Party Claim”	7.05(b)
“Threshold”	7.04(a)
“Working Capital Escrow Balance”	2.07(e)(ii)
“Written Consent”	Recitals
          SECTION 1.03.  Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:
     (i) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;
     (ii) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;
     (iii) whenever the words “include”, “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;
     (iv) the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;
     (v) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;
     (vi) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;
     (vii) any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws;
     (viii) references to a Person are also to its successors and permitted assigns; and

     (ix) the use of “or” is not intended to be exclusive unless expressly indicated otherwise.
ARTICLE II
THE MERGER
          SECTION 2.01.  The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Delaware Law, at the Effective Time (defined below), Merger Sub and the Company shall consummate the Merger pursuant to which (a) Merger Sub shall be merged with and into the Company, (b) the separate existence of Merger Sub shall cease and (c) the Company shall continue as the surviving company (the “Surviving Company”) and shall continue its corporate existence under the DGCL. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Company.
          SECTION 2.02.  Effective Time; Closing; Closing Deliveries.
          (a) The Merger shall become effective at the time of filing of a certificate of merger substantially in the form of Exhibit B attached hereto (the “Certificate of Merger”), with the Secretary of State of the State of Delaware in accordance with the provisions of Section 251 of the DGCL (the “Effective Time”). Subject to the terms and conditions of this Agreement, the Company and Merger Sub shall duly execute and file the Certificate of Merger with the Secretary of State of the State of Delaware at the time of the closing of the Merger (the “Closing”). The Closing shall take place at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022, or such other place as the parties shall agree, at 10:00 A.M. eastern time on the Closing Date.
          (b) Stockholders’ Representative Deliveries. At the Closing, the Stockholders’ Representative shall deliver to the Purchaser:
     (i) an executed counterpart to the Escrow Agreement; and
     (ii) payoff letters and releases, in form and substance acceptable to the Purchaser and the party executing such release, from and duly executed by each of (1) Cleary Gottlieb Steen & Hamilton, (2) Crowell & Moring LLP, (3) Diamond Management & Technology Consultants NA, Inc., (4) Katten Muchin Rosenman LLP, (5) Maples and Calder, (6) Lenz & Staehelin, (7) Sandler O’Neill & Partners, LP, and (8) Shearman & Sterling LLP.
          (c) Company Deliveries. At the Closing, the Company shall deliver or cause to be delivered, as the case may be, to the Purchaser the following:

     (i) true and complete copies, certified by the Secretary of the Company, of the resolutions duly and validly adopted by the Company Board evidencing its authorization of the execution and delivery of this Agreement and the consummation of the Merger and the transactions contemplated hereby;
     (ii) a certificate of the Secretary of the Company certifying (i) the names and signatures of the officers of the Company authorized to sign this Agreement and the other documents to be delivered hereunder, (ii) the certificates of incorporation, as amended, of the Company and of each Subsidiary, certified by the Secretary of State of the jurisdiction in which each such entity is incorporated or organized, as of a date not earlier than ten Business Days prior to the Closing accompanied by a certificate of the Secretary of each such entity, dated as of the Closing Date, stating that no amendments have been made to such certificate of incorporation since such date, and (iii) the bylaws of the Company and of each Subsidiary, certified by the Secretary of each such entity;
     (iii) the resignations, effective as of the Closing, of all of the directors and officers of the Company and each Subsidiary, except for such persons as shall have been designated in writing at the Closing by the Purchaser to the Company;
     (iv) good standing certificates for the Company and for each Subsidiary from the Secretary of State of the jurisdiction in which each such entity is incorporated and, as applicable, from the Secretary of State of Illinois or New York to the extent that the Company or any Subsidiary is required to be qualified to do business as a foreign corporation in such states, in each case dated as of a date not earlier than ten Business Days prior to the Closing;
     (v) a certificate (in a form reasonably satisfactory to the Purchaser) to the effect that the Common Stock is not a “United States real property interest” for purposes of Sections 897 and 1445 of the Code;
     (vi) an executed copy of the Written Consent; and
     (vii) an executed copy of the Eurex Waiver.
          (d) Purchaser Deliveries. At the Closing, the Purchaser shall deliver or cause to be delivered:
     (i) to the Paying Agent, for delivery by the Paying Agent to each Stockholder who at the Closing shall have delivered to the Purchaser a duly completed letter of transmittal, substantially in the form of Exhibit E attached hereto (the “Letter of Transmittal”), and either the Certificates evidencing such Stockholder’s Shares or an affidavit of lost stock certificate in the form attached to the Letter of Transmittal (collectively, the “Stockholder Delivery Requirements”), such Stockholder’s Pro Rata Portion of the Closing Merger Consideration;

     (ii) executed counterparts of each Closing Agreement to which the Purchaser is a party;
     (iii) a certificate of the Secretary or an Assistant Secretary of ICE certifying the names and signatures of the officers of ICE authorized to sign this Agreement and true and complete copies of the resolutions duly and validly adopted by the Board of Directors of ICE evidencing its authorization of the execution and delivery of this Agreement and the consummation of the Merger and the transactions contemplated hereby;
     (iv) a certificate of Secretary of ICE GP, in its capacity as the general partner of the Purchaser, certifying (1) the names and signatures of the officers of ICE GP, in its capacity as the general partner of the Purchaser, authorized to sign this Agreement and the Closing Agreements to which the Purchaser is a party and the other documents to be delivered hereunder and thereunder, (2) true and complete copy of the written resolutions duly and validly adopted by ICE GP, as the general partner of Purchaser, evidencing its authorization of the execution and delivery of this Agreement and the Closing Agreements to which the Purchaser is a party and the consummation of the Merger and the transactions contemplated hereby and thereby, (3) the certificate of formation of ICE GP, certified by the Secretary of State of Delaware, as of a date not earlier than ten Business Days prior to the Closing accompanied by a certificate of the Secretary or Assistant Secretary of ICE GP, dated as of the Closing, stating that no amendments have been made to such certificate of formation since such date, (4) the certificate of registration of the Purchaser, issued by the Registrar of Exempted Limited Partnerships in the Cayman Islands, (5) the articles of organization of ICE Trust, dated as of December 4, 2008, as approved by the Superintendent of Banks for the State of New York and accompanied by a letter dated December 5, 2008 from the Deputy Superintendent of Banks for the State of New York informing ICE Trust that such articles were approved and filed in the Office of the Superintendent, (6) the restated articles of organization of ICE Trust, as approved by the Superintendent of Banks for the State of New York and accompanied by a letter from the Deputy Superintendent of Banks for the State of New York authorizing the restatement, accompanied by a certificate of the Secretary or Assistant Secretary of ICE Trust, dated as of the Closing, stating that no amendments have been made to such restated articles of organization since such date and, (7) the operating agreement (or similar organizational documents) of ICE Trust accompanied by a certificate of the Secretary of ICE Trust, dated as of the Closing, stating that such operating agreement is the current authorized and valid operating agreement of ICE Trust; and
     (v) (1) a good standing certificate for ICE GP from the Secretary of State of Delaware, dated as of a date not earlier than ten Business Days prior to the Closing, and (2) a good standing certificate for the Purchaser from the Registrar of Exempted Limited Partnerships in the Cayman Islands, dated as of a date not earlier than ten Business Days prior to the Closing.

          (e) At the Closing, the Purchaser shall deliver or cause to be delivered to the Escrow Agent, in accordance with the Escrow Agreement, the Aggregate Escrow Amount by wire transfer in immediately available funds to the accounts designated therefor in the Escrow Agreement as follows: (i) the Deferred Revenue Escrow Amount to be deposited in the Deferred Revenue Escrow Account; (ii) the Indemnity Escrow Amount to be deposited in the Indemnity Escrow Account; (iii) the Real Property Escrow Amount to be deposited in the Real Property Escrow Account; and (iv) the Working Capital Escrow Amount to be deposited in the Working Capital Escrow Account.
          (f) At the Closing, the Purchaser shall deliver or cause to be delivered to an account designated by the Stockholders’ Representative the Stockholders’ Representative Fund Amount by wire transfer of immediately available funds to the Stockholders’ Representative Account to be held and disbursed by the Stockholders’ Representative.
          (g) At the Closing, the Company shall pay by wire transfer of immediately available funds the Company Transaction Expenses set forth in Section 2.02(g) of the Company Disclosure Schedule to such accounts designated by the recipients thereof.
          SECTION 2.03.  Certificate of Incorporation; Bylaws; Directors and Officers.
          (a) At the Effective Time, the amended and restated certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended as set forth in Exhibit C and, as so amended, shall be the Certificate of Incorporation of the Surviving Company until thereafter changed or amended as provided therein or by Delaware Law or other applicable Law.
          (b) At the Effective Time, the amended and restated bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended as set forth in Exhibit D and, as so amended, shall be the bylaws of the Surviving Company until thereafter changed or amended as provided therein or by Delaware Law or other applicable Law.
          (c) The managers of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Company and shall hold office until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and Bylaws of the Surviving Company.
          (d) The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
          SECTION 2.04.  Effect on Capital Stock. (a) Upon the terms and subject to the conditions contained in this Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or any Stockholder:
     (i) With respect to each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 2.04(a)(ii) and any Dissenting Shares (defined below)), (x) 20.56% of each Share shall automatically, subject to Section 2.05, be treated as contributed to the Purchaser in exchange for the Pro Rata Per Share Portion of the Purchaser Class B Interests and (y) 79.44% of each Share shall be converted automatically, subject to Section 2.05, into the right to receive a Pro Rata Per Share Portion of the sum of (A) the Closing Date Cash Payment and (B) the Post-Closing Merger Consideration (the aggregate of (x) and (y), the “Per Share Merger Consideration”), payable and/or deliverable, in the manner provided in Section 2.05, to the holder thereof, without any interest thereon, upon satisfaction of the Stockholder Delivery Requirements with respect to such Share; provided, however, that the percentages set forth in this Section 2.04(a)(i) shall be adjusted from time to time as set forth in Section 2.12 of the Company Disclosure Schedule;
     (ii) each Share held in the treasury of the Company immediately prior to the Effective Time shall automatically be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and
     (iii) each issued and outstanding membership interest of Merger Sub shall be converted into and become 1,000 validly issued, fully paid and nonassessable shares of common stock, par value $0.01 per share of the Surviving Company.
          (b) For purposes of this Agreement:
     (i) “Aggregate Cash Consideration” means an amount equal to: (A) $34 million in cash (the “Cash Consideration”), plus (B) the amount of the Closing Cash Distribution, plus (C) the License Fee.
     (ii) “Closing Cash Distribution” means an amount equal to (v) the amount of Cash reflected on the Estimated Balance Sheet (“Closing Cash”), plus (w) the Estimated Working Capital Adjustment, if any, it being understood that in the event the Estimated Working Capital Adjustment is a negative number, the absolute value of the Estimated Working Capital Adjustment shall be deducted from the Closing Cash in order to determine the Closing Cash Distribution, minus (x) the Company Transaction Expenses payable at the Closing, it being understood that Closing Cash shall be determined prior to any payment of Company Transaction Expenses, minus (y) the Eurex Deferred Revenue Settlement Payment, it being understood that Closing Cash shall be determined prior to any payment of the Eurex Deferred Revenue Settlement Payment, minus (z) the New Chicago Lease Termination Payment, it being understood that Closing Cash shall be determined prior to any payment of the New Chicago Lease Termination Payment.
     (iii) “Closing Date Cash Payment” means an amount equal to (x) the Aggregate Cash Consideration, minus (y) the Aggregate Escrow Amount, minus (z) the Stockholders’ Representative Fund Amount.

     (iv) “Closing Merger Consideration” means the sum of (i) the Purchaser Class B Interests and (ii) the Closing Date Cash Payment.
     (v) “Merger Consideration” means the sum of (i) the Purchaser Class B Interests and (ii) the Aggregate Cash Consideration.
     (vi) “Post-Closing Merger Consideration” means an amount equal to the sum of (A) any amounts payable to Stockholders from the Escrow Funds (each such amount, an “Escrow Distribution”) in accordance with this Agreement and the Escrow Agreement, (B) any Stockholders’ Representative Fund Balance distributed to the Stockholders and (C) any NWC True-Up Payment Amount pursuant to Section 2.07(e)(i) hereof.
          (c) The Paying Agent (as defined below) and any parties making payments pursuant to this Agreement shall be entitled to deduct and withhold from the Per Share Merger Consideration and any amounts otherwise payable pursuant to this Agreement any amount such party is required to deduct and withhold with respect to the making of such payment under the Code or any applicable Law and such party agrees to timely remit all such amounts withheld to the applicable Governmental Authorities on behalf of any Stockholders from whom such amounts were withheld. Prior to such deduction or withholding, the Paying Agent shall use reasonable efforts to notify such holder of its intent to withhold or deduct any amount and such holder may provide any properly completed forms or certificates which may reduce the amount of Tax that the Paying Agent is required to deduct or withhold; provided, however, that failure to give such notice will not affect the Paying Agent’s obligation to withhold. To the extent that amounts are so withheld and remitted to the applicable Governmental Authorities, such withheld amounts shall be treated for purposes of this Agreement as having been paid to the Stockholder in respect of which such deduction and withholding was made.
          (d) All Shares, when converted as provided in Section 2.04(a), shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate (“Certificate”) previously evidencing such Shares shall thereafter represent only the right to receive the Per Share Merger Consideration applicable to each Share underlying such Certificate. The Stockholders holding Certificates previously evidencing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to the Shares except as otherwise provided herein or by Law and, upon satisfaction of the Stockholder Delivery Requirements, shall only represent the right to receive the Per Share Merger Consideration in exchange for each of their Shares.
          SECTION 2.05.  Allocation and Payment of Merger Consideration; Stock Transfer Books.
          (a) Closing Merger Consideration Payment Allocation Schedule. Section 2.05(a) of the Company Disclosure Schedule (the “Closing Merger Consideration Payment Allocation Schedule”), (i) lists all Stockholders as of the Closing, (ii) reflects the number of Shares held by each such Stockholder as of the Closing, (iii) reflects, as determined pursuant to the Company’s certificate of incorporation, this Agreement and applicable Law, the amount of the Closing Date Cash Payment payable to such Stockholder and the number of

Purchaser Class B Interests issuable to such Stockholder and (iv) reflects such Stockholder’s Pro Rata Portion.
          (b) Distribution of the Closing Merger Consideration.
     (i) Paying Agent. Purchaser hereby appoints as paying agent the Company (in such capacity, the “Paying Agent”) and upon the Effective Time, the Surviving Company hereby agrees to assume the role and responsibility of the Paying Agent. From and after the Effective Time, Paying Agent shall act as the paying agent in effecting the payment of (x) the Closing Merger Consideration to the Stockholders in accordance with the Closing Merger Consideration Payment Allocation Schedule and (y) any other amounts that may become payable to any Stockholder who was not a Surrendering Stockholder at the Effective Time pursuant to the applicable provisions of this Agreement. At the Effective Time, the Purchaser shall deposit, or cause to be deposited, with the Paying Agent the Closing Merger Consideration (such cash and interests being hereinafter referred to as the “Surviving Company Fund”) (it being understood that the deposit of the Closing Cash Distribution shall be made from funds of the Company and shall reflect a deemed redemption of Shares as described in Section 2.12), and shall cause the Paying Agent to make, and the Paying Agent shall make, payments of (A) the Closing Merger Consideration out of the Surviving Company Fund to the Surrendering Stockholders and (B) any other amounts that may become payable to any Stockholder who was not a Surrendering Stockholder at the Effective Time pursuant to the applicable provisions of this Agreement, in each case in accordance with this Agreement.
     (ii) Letter of Transmittal. As promptly as practicable after the Effective Time, the Purchaser shall cause the Paying Agent to mail to each Stockholder who did not satisfy the Stockholder Delivery Requirements at the Closing: (x) a Letter of Transmittal and (y) instructions for effecting the surrender of the Certificates in exchange for the Closing Merger Consideration. Upon satisfaction by a Stockholder of the Stockholder Delivery Requirements with respect to a Share (each, a “Surrendered Share”), such Stockholder (in such case, a “Surrendering Stockholder”) shall be entitled to receive in exchange therefor, and the Paying Agent shall promptly pay to such Surrendering Stockholder, the Closing Merger Consideration payable to such Surrendering Stockholder as set forth on the Closing Merger Consideration Payment Allocation Schedule in respect of the Surrendered Shares. If the Closing Merger Consideration (or any portion thereof) is to be delivered to any Person other than the Stockholder in whose name the Certificate formerly representing Surrendered Shares thereof is registered, it shall be a condition to such right to receive payment of such Closing Merger Consideration that the Certificate representing such Surrendered Share shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Paying Agent the transfer or other similar taxes required by reason of payment of the Closing Merger Consideration to a Person other than the registered holder of the Certificate so surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable. Until the Stockholder Delivery Requirements are satisfied with respect to any Share, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon satisfaction of the Stockholder Delivery Requirements the Per Share Merger Consideration for each Share represented thereby. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.
     (iii) The Surviving Company, as the Paying Agent, shall remain liable for payment of the Closing Merger Consideration to any Stockholder who shall have failed to perfect or who otherwise shall have withdrawn or lost such Stockholder’s rights to appraisal of such shares under Section 262 of the DGCL, payable in accordance with the Closing Merger Consideration Payment Allocation Schedule.
          (c) Distribution of Post-Closing Merger Consideration. After the Closing, whenever any component of Post-Closing Merger Consideration becomes available for distribution to the Surrendering Stockholders, such component of Post-Closing Merger Consideration shall be distributed as follows:
     (i) with respect to any of the Escrow Funds, an Escrow Distribution by the Escrow Agent in accordance with the terms and provisions of the Escrow Agreement to each Surrendering Stockholder of an amount equal to the product of (A) the amount to be distributed pursuant to such Escrow Distribution, times (B) such Stockholder’s Pro Rata Portion;
     (ii) with respect to the Stockholders’ Representative Fund Balance, the distribution by the Stockholders’ Representative to each Surrendering Stockholder of an amount equal to the product of (A) the Stockholders’ Representative Fund Balance, times (B) such Stockholder’s Pro Rata Portion; and
     (iii) with respect to any NWC True-Up Payment Amount, the distribution by the Purchaser in accordance with Section 2.07(e)(i) to each Surrendering Stockholder of an amount equal to the product of (A) the NWC True-Up Payment Amount, times (B) such Stockholder’s Pro Rata Portion.
          (d) Escheatment of Funds. Any portion of the Surviving Company Fund that remains undistributed for one year after the Effective Time shall be maintained in the Surviving Company Fund, and any Stockholder who has not theretofore complied with this Article II shall thereafter look only to the Surviving Company for, and the Surviving Company shall remain liable for, payment of the Closing Merger Consideration payable to such Stockholder in accordance with the terms and conditions of this Agreement and the Closing Merger Consideration Payment Allocation Schedule. Any portion of the Surviving Company Fund remaining unclaimed by any Stockholders as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Company free and clear of any claims or interest of any person previously entitled thereto. Neither the Purchaser nor the Surviving Company, as the Paying Agent or otherwise, shall be liable to any Stockholder for any Merger Consideration delivered to a public official pursuant to any abandoned property, escheat or similar Law.

          (e) Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company.
          SECTION 2.06.  Appraisal Rights/Dissenting Shares.
          (a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, Shares that are outstanding immediately prior to the Effective Time and that are held by any Stockholder who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with Section 262 of the DGCL (such Shares, “Dissenting Shares” and such Stockholder, a “Dissenting Stockholder”) shall not represent the right to receive the Per Share Merger Consideration. Such Dissenting Stockholders shall be entitled to receive payment of the appraised value of such Dissenting Shares held by them in accordance with the provisions of such Section 262 of the DGCL, except that all Dissenting Shares held by Dissenting Stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Dissenting Shares under such Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.05, of the Certificate that formerly evidenced such Dissenting Shares.
          (b) The Surviving Company shall give the Purchaser (i) prompt notice of any demands for appraisal received by the Surviving Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Surviving Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Surviving Company shall not, except with the prior written consent of the Purchaser, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.
          (c) Any portion of the Surviving Company Fund not payable to a Dissenting Stockholder after such Dissenting Stockholder shall have received payment of the appraised value of such Dissenting Shares shall be returned to the Purchaser.
          SECTION 2.07.  Net Working Capital Adjustment. The Net Working Capital shall be subject to adjustment after the Closing as specified in this Section 2.07:
          (a) For purposes of this Agreement:
     (i) “Closing Working Capital Adjustment” means an amount (which may be expressed as a negative number) equal to the amount of the Net Working Capital as reflected on the Closing Balance Sheet.
     (ii) “Estimated Working Capital Adjustment” means an amount (which may be expressed as a negative number) equal to the amount of the Net Working Capital as reflected on the Estimated Balance Sheet.

     (iii) “Final Working Capital Adjustment” means an amount (which may be expressed as a negative number) equal to (x) the amount of the Closing Working Capital Adjustment less (y) the amount of the Estimated Working Capital Adjustment.
     (iv) “Net Working Capital” means an amount equal to the difference between the sum of the balances for each of the accounts set forth under Current Assets of the Company in Section 2.07(a)(iv) of the Company Disclosure Schedule attached hereto (and for no other accounts which constitute current assets) and the sum of the balances for each of the accounts set forth under Current Liabilities of the Company in Section 2.07(a)(iv) of the Company Disclosure Schedule (and for no other accounts which constitute current liabilities), determined in each instance as of the close of business on the Closing Date in accordance with Company GAAP; provided, however, that (A) to the extent any liability (1) is taken into account in the calculation of Net Working Capital, such liability shall not be taken into account for purposes of the Real Property Escrow Account or (2) is taken into account for purposes of the Real Property Escrow Account, such liability shall not be taken into account in the calculation of Net Working Capital and (B) no Company Transaction Expense for which a payment was made by or on behalf of the Company at the Closing, no Deferred Revenue and no Excess Capacity Liabilities shall be taken into account in determining Net Working Capital.
          (b) Estimated Balance Sheet. The Company’s good faith determination of the Closing Balance Sheet (the “Estimated Balance Sheet”), together with the Company’s good faith determination of Net Working Capital and Deferred Revenue, without giving effect to the Merger or the transactions contemplated by this Agreement is set forth in Section 2.07(b) of the Company Disclosure Schedule.
          (c) Closing Balance Sheet. As promptly as practicable, but in any event within 60 calendar days following the Closing, the Purchaser shall deliver to the Stockholders’ Representative the Closing Balance Sheet and a determination of Net Working Capital, without giving effect to the Merger or the transactions contemplated by this Agreement, each as prepared in good faith by the Purchaser.
          (d) Disputes.
     (i) Within 30 calendar days after the Purchaser’s delivery of the Closing Balance Sheet to the Stockholders’ Representative, the Stockholders’ Representative may deliver a written notice (such notice, a “Protest Notice”) to the Purchaser of any objections that the amounts reflected on the Closing Balance Sheet and the Purchaser’s calculation of Net Working Capital (x) were not determined in accordance with the definition of Net Working Capital or (y) were arrived at based on mathematical or clerical error, and the basis therefor. In the event that less than all of the objections set forth in a Protest Notice are determined not to be valid or to have been made in violation of this Section 2.07(d)(i), then the Independent Accounting Firm shall make its determination with respect to each other objection contained in such Protest Notice. If the Stockholders’ Representative timely delivers a Protest Notice to the Purchaser, then the Stockholders’ Representative and the Purchaser shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, conclusive and binding on the parties hereto. If the Stockholders’ Representative and the Purchaser are unable to reach a resolution with respect to all items in dispute within 20 Business Days after the receipt by the Purchaser of the Protest Notice, the Stockholders’ Representative and the Purchaser shall submit the items remaining in dispute for resolution to PricewaterhouseCoopers LLP (or, if such firm shall decline or is unable to act or is not, at the time of such submission, independent of the Company, the Stockholders’ Representative and the Purchaser, to another independent accounting firm of international reputation mutually acceptable to the Stockholders’ Representative and the Purchaser) (either PricewaterhouseCoopers LLP or a similarly qualified accounting firm to be mutually agreed by the Purchaser and the Stockholders’ Representative or such other accounting firm being referred to herein as the “Independent Accounting Firm”), which shall, within 30 Business Days after such submission, determine and report to the Stockholders’ Representative and the Purchaser upon such remaining disputed items, and such report shall be final, conclusive and binding on the Stockholders’ Representative and the Purchaser. In resolving any disputed item, the Independent Accounting Firm may not assign a value to any particular item greater than the greatest value for such item claimed by either the Stockholders’ Representative or the Purchaser or less than the lowest value for such item claimed by either such party, in each case as submitted to the Independent Accounting Firm. The fees and disbursements of the Independent Accounting Firm shall be allocated between the Stockholders and the Purchaser in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed items so submitted.
     (ii) In acting under this Agreement, the Independent Accounting Firm shall be entitled to the privileges and immunities of arbitrators.
          (e) Final Working Capital Adjustment. The Closing Balance Sheet shall be deemed final for the purposes of this Section 2.07 upon the earliest of (x) the failure of the Stockholders’ Representative to deliver a Protest Notice to the Purchaser within 30 calendar days of the Purchaser’s delivery of the Closing Balance Sheet to the Stockholders’ Representative, (y) the resolution of all disputes, pursuant to Section 2.07(d)(i), by the Stockholders’ Representative and the Purchaser, and (z) the resolution of all disputes, pursuant to Section 2.07(d)(i), by the Independent Accounting Firm. Within three Business Days of the Closing Balance Sheet being deemed final, the Final Working Capital Adjustment shall be made as follows:
     (i) In the event that the Final Working Capital Adjustment is a positive amount (such amount, the “NWC True-Up Payment Amount”), (x) the

Purchaser shall pay each Surrendering Stockholder its Pro Rata Portion of the NWC True-Up Payment Amount and (y) the Purchaser and the Stockholders’ Representative shall cause the Escrow Agent to promptly pay a Pro Rata Portion of the aggregate amount in the Working Capital Escrow Fund (including all earnings thereon, but less any amounts payable by the Surrendering Stockholder for its portion of any fees and disbursements owed to the Independent Accounting Firm) to each Surrendering Stockholder. Amounts payable to any Stockholder which is not a Surrendering Stockholder (including as a Dissenting Stockholder) (in such case, “Non-Surrendering Stockholder”) shall be paid to the Paying Agent for distribution to such Non-Surrendering Stockholder at such time as such Stockholder becomes a Surrendering Stockholder or, in the case of a Dissenting Stockholder, pursuant to Section 2.06.
     (ii) In the event that the Final Working Capital Adjustment is a negative number, the Purchaser and the Stockholders’ Representative shall direct the Escrow Agent to pay the lesser of (A) the absolute value of the Final Working Capital Adjustment and (B) the total amount remaining in the Working Capital Escrow Fund, to the Purchaser by wire transfer in immediately available funds from the Working Capital Escrow Fund. Notwithstanding anything to the contrary in this Agreement, the Purchaser acknowledges and agrees that the sole and exclusive source of satisfaction and payment for any amounts owed to the Purchaser pursuant to this Section 2.07 shall be the Working Capital Escrow Fund held by the Escrow Agent under the terms of the Escrow Agreement. In the event any amount is remaining in the Working Capital Escrow Fund (including all earnings thereon, but less any amounts payable by holders of Shares for their portion of any fees and disbursements owed to the Independent Accounting Firm) after making such payment to the Purchaser (the “Working Capital Escrow Balance”), the Purchaser and the Stockholders’ Representative shall cause the Escrow Agent to promptly pay to each Surrendering Stockholder such Surrendering Stockholder’s Pro Rata Portion of the Working Capital Escrow Balance. Amounts payable to any Non-Surrendering Stockholder shall be paid to the Paying Agent for distribution to such Non-Surrendering Stockholder at such time as such Stockholder becomes a Surrendering Stockholder or, in the case of a Dissenting Stockholder, pursuant to Section 2.06 hereof.
     (iii) All payments hereunder shall be by wire transfer in immediately available funds to such Surrendering Stockholder’s Bank Account or the bank account identified by the Purchaser, as applicable.
          (f) Cooperation. In connection with the Final Working Capital Adjustment, the Purchaser will cause the Surviving Company to permit the Stockholders’ Representative and its representatives reasonable access to, and the right to make copies of, the Surviving Company’s books and records and other information and data, facilities and personnel, as may be reasonably requested (upon reasonable advance notice) in connection with, and only to the extent related to, the Stockholders’ Representative’s analysis of the Closing Balance Sheet and its preparation of any Protest Notice; provided, however, that in the event the Stockholders’

Representative meets with any of the Surviving Company’s personnel, the Stockholders’ Representative shall only be permitted to discuss the determination of Net Working Capital in accordance with the definition thereof in preparing the Closing Balance Sheet and in calculating Net Working Capital and the Surviving Company shall have the right to have its representatives attend and participate in such meetings; provided, further, that in the event the Stockholders’ Representative delivers a Protest Notice pursuant to Section 2.07(d), neither the Purchaser nor the Company shall have any further obligations under this Section 2.07(f). For the avoidance of doubt, the obligations of the Purchaser set forth in this Section 2.07(f) shall be the only obligations of the Surviving Company and the Purchaser with respect to the granting of access for the purposes of determining the Final Working Capital Adjustment.
          SECTION 2.08.  Escrow. At the Closing, the Stockholders’ Representative and the Purchaser shall enter into an Escrow Agreement with the Escrow Agent substantially in the form of Exhibit F (the “Escrow Agreement”). In accordance with the terms of the Escrow Agreement, the Purchaser shall deposit the Aggregate Escrow Amount by wire transfer in immediately available funds to the accounts designated therefor in the Escrow Agreement as specified therein and in Section 2.02(e).
          SECTION 2.09.  Stockholders’ Representative Fund. The Paying Agent shall deposit the Stockholders’ Representative Fund Amount by wire transfer in immediately available funds to the Stockholders’ Representative Account.
          SECTION 2.10.  Key Property Lease. (a) From and after the Closing Date, the Purchaser, on behalf of itself, the Surviving Company and their respective Affiliates, on the one hand, and the Stockholders’ Representative, on behalf of the Stockholders, on the other hand, shall use their respective Reasonable Efforts from and after the Closing to terminate, assign or sublet the premises leased by the Company pursuant to the Key Real Property Lease (it being understood that the third party to which any assignment or sublease is made shall be reasonably creditworthy in view of the remaining obligations under the Key Real Property Lease) (the occurrence of any such termination, assignment or sublease, a “Lease Resolution Event”) and the Purchaser agrees to use, and to cause the Surviving Company to use, Reasonable Efforts to mitigate and otherwise minimize the costs associated with any such termination, assignment or sublease to the extent reasonably practicable. In the event the Stockholders’ Representative and the Purchaser agree in writing to effectuate a Lease Resolution Event with respect to the Key Real Property Lease, and such Lease Resolution Event results in payments and liability to the Company in an amount which is less than the Real Property Escrow Account, the Purchaser shall cause the Surviving Company to execute all documents and take all actions reasonably necessary to effectuate such Lease Resolution Event. Upon the incurrence of any out-of-pocket costs reasonably incurred by the Surviving Company after the Closing in connection with the Key Real Property Lease, such costs shall be paid to the Purchaser out of the Real Property Escrow Fund, to the extent available. Notwithstanding anything else to the contrary in this Agreement, the Purchaser acknowledges and agrees that the sole and exclusive source of satisfaction and payment for any amounts owed to the Purchaser, the Surviving Company or their respective Affiliates pursuant to this Section 2.10 shall be the Real Property Escrow Fund.
          (b) At such time that the final Lease Resolution Event has occurred with respect to the Key Real Property Lease and after the payment to the Purchaser of any out-of-

pocket costs in accordance with Section 2.10(a) incurred with respect to such Lease Resolution Event, then, in the event any amount is remaining in the Real Property Escrow Fund, including all earnings thereon (the “Real Property Escrow Fund Balance”), the Purchaser and the Stockholders’ Representative shall cause the Escrow Agent to promptly pay to each Surrendering Stockholder such Surrendering Stockholder’s Pro Rata Portion of the Real Property Escrow Fund Balance. Amounts payable to any Non-Surrendering Stockholder shall be paid to the Paying Agent for distribution to such Non-Surrendering Stockholder at such time as such Stockholder becomes a Surrendering Stockholder or, in the case of a Dissenting Stockholder, pursuant to Section 2.06 hereof.
          (c) Notwithstanding anything to the contrary in this Section 2.10, to the extent that any Lease Resolution Event results in the return by the landlord of all or any portion of the security deposit applicable to the Key Real Property Lease or the Surviving Company receives a security deposit from any assignee or subtenant applicable to the Key Real Property Lease, then the Surviving Company shall promptly pay to each Surrendering Stockholder its Pro Rata Portion of any such amounts so received, with any amounts payable to any Non-Surrendering Stockholder to be paid by the Paying Agent at such time as such Stockholder becomes a Surrendering Stockholder or, in the case of a Dissenting Stockholder, pursuant to Section 2.06 hereof.
          (d) All payments made pursuant to this Section 2.10 shall be by wire transfer in immediately available funds to such Surrendering Stockholder’s Bank Account or the bank account identified by the Purchaser, as applicable.
          SECTION 2.11.  Deferred Revenue.
          (a) For a period of nine months following the Closing Date, the Purchaser, the Surviving Company and the Stockholders’ Representative shall use their respective Reasonable Efforts to effect a Deferred Revenue Resolution Event with respect to the Deferred Revenue, and the Purchaser agrees to use, and to cause the Surviving Company to use, Reasonable Efforts to mitigate and otherwise minimize the costs associated with any such Deferred Revenue Resolution Event to the extent reasonably practicable. Upon the incurrence of any out-of-pocket costs reasonably incurred by the Surviving Company or the Purchaser or their Affiliates after the Closing Date in connection with any Deferred Revenue Resolution Event, such costs shall be paid to the Purchaser out of the Deferred Revenue Escrow Fund, to the extent available. Notwithstanding anything to the contrary in this Agreement, the Purchaser acknowledges and agrees that the sole and exclusive source of satisfaction and payment for any amounts owed to the Purchaser, the Surviving Company or any of their Affiliates pursuant to this Section 2.11 shall be the Deferred Revenue Escrow Fund held by the Escrow Agent under the terms of the Escrow Agreement.
          (b) If at any time within nine months following the Closing Date, a Deferred Revenue Resolution Event occurs, then the Purchaser and the Stockholders’ Representative shall cause the Escrow Agent, promptly following such occurrence, to pay from the Deferred Revenue Escrow Fund to each Surrendering Stockholder such Surrendering Stockholder’s Pro Rata Portion of the Deferred Revenue, plus all earnings thereon held in the Deferred Revenue Escrow Fund and less any disbursements made with respect to such Deferred Revenue Resolution Event pursuant to Section 2.11(a), by wire transfer in immediately available funds to such Surrendering Stockholder’s Bank Account. Amounts payable to any Non-Surrendering Stockholder shall be paid to the Paying Agent for distribution to such Non-Surrendering Stockholder at such time as such Stockholder becomes a Surrendering Stockholder or, in the case of a Dissenting Stockholder, pursuant to Section 2.06 hereof.
          (c) On the date which is nine months following the Closing Date and following any payments due to the Surrendering Stockholders for any Deferred Revenue Resolution Event which has occurred prior to such date, all funds remaining in the Deferred Revenue Escrow Fund (including all earnings thereon) shall be paid to the Purchaser by wire transfer in immediately available funds to such bank account as the Purchaser shall designate and the Stockholders shall have no further rights with respect to any such funds.
          SECTION 2.12.  Agreed Tax Treatment. For all federal and state Income Tax purposes, the parties hereto agree to treat the transactions contemplated by this Agreement in the following manner and not to take any position that is inconsistent with such agreed Income Tax treatment: pursuant to an integrated plan (a) the redemption by the Company of 356,975.88370543 Shares from the Stockholders in exchange for the Closing Cash Distribution and the License Fee; (b) the purchase by ICE of 279,857.48108645 Shares from the Stockholders in exchange for the Cash Consideration; (c) the contribution by ICE to the Purchaser of the 279,857.48108645 Shares deemed purchased by ICE from the Stockholders pursuant to clause (b) of this Section 2.12 in a tax-free transaction pursuant to Section 721(a) of the Code (and any corresponding provision of state Income Tax law); and (d) the contribution by the Stockholders to the Purchaser of 164,825.63520812 Shares in exchange for the Purchaser Class B Interests in a tax-free transaction pursuant to Section 721(a) of the Code (and any corresponding provision of state Income Tax law); provided, however, that the numbers of Shares set forth in this Section 2.12 shall be adjusted from time to time as set forth in Section 2.12 of the Company Disclosure Schedule.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY
          Except as specifically set forth in the Company Disclosure Schedule (which is organized by sections and sub-sections that correspond to the sections and sub-sections of this Agreement), the Company hereby represents and warrants to the Purchaser and Merger Sub as follows:
          SECTION 3.01.  Organization, Authority and Qualification of the Company.
          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all necessary power and authority under the DGCL, to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the businesses of the Company and its Subsidiaries as they are currently conducted and to enter into this Agreement and the Closing Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified and in good standing would not materially adversely affect the ability of the Company to carry out its obligations under, and to consummate the Merger and the transactions contemplated by this Agreement and the Closing Agreements to which the Company is a party and all such jurisdictions are set forth in Section 3.01 of the Company Disclosure Schedule. All corporate actions taken by the Company with respect to this Agreement and the Closing Agreements to which it is a party and the consummation of the Merger and the transactions contemplated hereby and thereby have been duly authorized, and no such corporate actions taken by the Company in any respect conflict with, constitute a material default under, or result in a violation of, any provision of its amended and restated certificate of incorporation or its amended and restated bylaws.
          (b) The execution and delivery of this Agreement and the Closing Agreements to which the Company is a party by the Company, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the Merger and the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company Board. This Agreement has been, and upon their execution the Closing Agreements to which the Company is a party shall have been, duly executed and delivered by the Company and (assuming due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and upon their execution the Closing Agreements to which the Company is a party shall constitute, legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms except as enforcement hereof or thereof may be limited by applicable Insolvency Laws.
          (c) The affirmative authorization of a majority of the Stockholders is the only vote or authorization of the holders of any class or series of capital stock of the Company necessary to authorize the transactions contemplated by the Agreement.
          SECTION 3.02.  Subsidiaries.
          (a) Section 3.02(a) of the Company Disclosure Schedule sets forth a true and complete list of all Subsidiaries, listing for each Subsidiary its name, type of entity, the jurisdiction and date of its incorporation or organization, its authorized capital stock, the number and type of its issued and outstanding shares of capital stock and the current ownership of such shares.
          (b) Other than the Subsidiaries, there are no other corporations, partnerships, joint ventures, associations or other entities in which the Company or any Subsidiary owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same. Other than the Subsidiaries, neither the Company nor any Subsidiary is a member of (nor is any part of the businesses of the Company and its Subsidiaries conducted through) any partnership nor is the Company or any Subsidiary a participant in any joint venture or similar arrangement.

          (c) Each Subsidiary: (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; (ii) has all necessary power and authority under the DGCL or the Business Corporation Act of the State of Illinois, as the case may be, to own, operate or lease the properties and assets owned, operated or leased by such Subsidiary and to carry on its business as it is currently conducted by such Subsidiary; and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable, except to the extent that the failure to be so licensed or qualified and in good standing would not constitute a Company Material Adverse Effect. None of the Subsidiaries is required to take any corporate actions in connection with the Merger or the transactions contemplated hereby.
          SECTION 3.03.  Capitalization.
          (a) The authorized capital stock of the Company consists of 2,000,000 shares of Common Stock. As of the Closing Date, 801,659 shares of Common Stock are issued and outstanding, all of which were validly issued, fully paid and nonassessable. Section 3.03(a)(i) of the Company Disclosure Schedule sets forth all of the issued and outstanding shares of Common Stock of the Company and the record owners of such shares of Common Stock as of the Closing Date. None of the issued and outstanding shares of Common Stock was issued in violation of any preemptive rights. Except as set forth in Section 3.03(a)(ii) of the Company Disclosure Schedule, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character, in each case which are legally binding upon the Company, relating to the Shares or obligating the Company to issue or sell any Shares, or any other interest in, the Company. Except as set forth in Section 3.03(a)(iii) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of Common Stock or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. Except for the Shareholders Agreement, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares to which the Company is a party.
          (b) The stock register of the Company accurately records, as of the Closing Date: (i) the name and address of each Person currently owning Shares and (ii) the certificate number of each certificate evidencing the Shares, the number of Shares evidenced by each such certificate and the date of issuance.
          (c) All the outstanding shares of capital stock of each Subsidiary are validly issued, fully paid, nonassessable and, except with respect to wholly-owned Subsidiaries, were not issued in violation of any preemptive rights and are owned by the Company, whether directly or indirectly, free and clear of all Encumbrances. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character, in each case which are legally binding upon any Subsidiary, relating to the capital stock of any Subsidiary or obligating any Subsidiary or the Company to issue or sell, or cause to issue or sell, any shares of capital stock of, or any other interest in, any Subsidiary. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any shares of capital stock of, or any other interest in, any Subsidiary to which the Company or any Subsidiary is a party. All of the Subsidiaries are wholly-owned subsidiaries of the Company.
          (d) The stock register of each Subsidiary accurately records, as of the Closing Date: (i) the ownership by the Company of all of the shares of capital stock of such Subsidiary and (ii) the certificate number of each certificate evidencing the ownership by the Company of all shares of capital stock issued by such Subsidiary, the number of shares evidenced by each such certificate and the date of issuance thereof.
          SECTION 3.04.  Corporate Books and Records. Except as set forth in Section 3.04 of the Company Disclosure Schedule, the minute books of the Company and the Subsidiaries contain accurate records of all meetings held in the past five (5) years and accurately reflect all other actions taken by the stockholders, Boards of Directors and all committees of the Boards of Directors of the Company and the Subsidiaries during such period. Access to complete and accurate copies of all such minute books and of the stock register of the Company and each Subsidiary has been made available to the Purchaser.
          SECTION 3.05.  No Conflict. Assuming that all consents, approvals, authorizations and other actions described in Section 3.06 have been obtained and all filings and notifications listed in Section 3.06 of the Company Disclosure Schedule have been made and any applicable waiting period has expired or been terminated, the execution, delivery and performance by the Company of this Agreement and the Closing Agreements to which it is a party do not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or bylaws of the Company or any Subsidiary, (b) in any material respect conflict with or violate any Law or Governmental Order applicable to the Company, any Subsidiary or any of their respective assets, properties or businesses, or (c) except as set forth in Section 3.05 of the Company Disclosure Schedule, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Shares or any of the Assets pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Company or any Subsidiary is a party or by which any of the Shares or any of such assets or properties is bound or affected, except, in the case of clause (c), to the extent that such conflicts, breaches, defaults or other matters would not constitute a Company Material Adverse Effect.
          SECTION 3.06.  Consents and Approvals. The execution, delivery and performance of this Agreement by the Company do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Authority, except (a) as described in Section 3.06 of the Company Disclosure Schedule and (b) the pre-merger notification and waiting period requirements of the HSR Act.
          SECTION 3.07.  Governmental Authorities. Section 3.07(i) of the Company Disclosure Schedule sets forth all Governmental Authorities with which the Company or any of its Subsidiaries is registered as a clearinghouse. Each such registration is in full force and effect. The Company and the Subsidiaries, by virtue of their clearinghouse activities, are not required to be registered in or obtain a license or similar authorization from any other Governmental Authority in any jurisdiction. The Company and the Subsidiaries, as clearinghouses, have not exceeded the business activities in which each of them is authorized by Governmental Authorities to engage, as enumerated in any agreements with any Governmental Authority or any other limitations imposed in connection with their registration forms. The Company has filed (a) all reports, notices, registrations and statements, together with any amendments required to be made with respect thereto, that it has been required to file since January 1, 2005 with any Governmental Authority, and (b) all other reports and statements required to be filed by the Company and the Subsidiaries, and the Company and the Subsidiaries have paid all fees and assessments due and payable in connection therewith. The information contained in such registrations, forms and reports was true and complete in all material respects as of the date of the filing thereof, and timely amendments were filed, as required by applicable Law, to correct or update any information reflected in such registrations, forms and reports. Each such registration is in full force and effect. Except for (i) normal examinations conducted by the CFTC in the regular course of the businesses of the Company or any of its Subsidiaries, (ii) as set forth in Section 3.07(ii) of the Company Disclosure Schedule or (iii) interactions with applicable Governmental Authorities with respect to the formation, ownership and operation of the Clearinghouse, no Governmental Authority has initiated any proceeding or investigation into the Company. Except as set forth in Section 3.07(ii) of the Company Disclosure Schedule, there is no unresolved violation or exception by any Governmental Authority with respect to any report or statement relating to any examinations of the Company.
          SECTION 3.08.  Financial Information; Books and Records. True and complete copies of (a) the audited consolidated statements of financial condition of the Company for each of the three fiscal years ended as of December 31, 2005, December 31, 2006 and December 31, 2007, and the related audited consolidated statements of operations, financial condition and cash flows of the Company, together with all related notes thereto, accompanied by the reports thereon of the Company’s accountants (collectively referred to herein as the “Financial Statements”) and (b) the unaudited consolidated statement of financial condition of the Company as of January 31, 2009 (the “Latest Balance Sheet Date”), and the related unaudited consolidated statements of financial condition, income and cash flows of the Company, together with all related notes thereto (collectively referred to herein as the “Interim Financial Statements”) have been delivered by the Company to the Purchaser. The Financial Statements and the Interim Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Company and the Subsidiaries, (ii) present fairly in all material respects the consolidated financial condition and results of operations of the Company and the Subsidiaries as of the dates thereof or for the periods covered thereby, and (iii) have been prepared in accordance with Company GAAP, provided that Interim Financial Statements are subject to normal and recurring year-end adjustments.
          SECTION 3.09.  Absence of Undisclosed Liabilities. There are no Liabilities of the Company or any Subsidiary which would be required to be disclosed on a consolidated balance sheet (including the notes thereto) of the Company prepared in accordance with Company GAAP, other than Liabilities (a) reflected or reserved against on the Interim Financial Statements, (b) set forth in Section 3.09 of the Company Disclosure Schedule, or (c) incurred in the ordinary course of business after the Latest Balance Sheet Date.

          SECTION 3.10.  Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions. Since September 30, 2008, except as set forth in Section 3.10 of the Company Disclosure Schedule or in connection with activities undertaken in cooperation with ICE and its Affiliates in connection with the formation and operation of the Clearinghouse, the Company’s businesses have been conducted in the ordinary course and consistent with past practice. As amplification and not limitation of the foregoing, except as set forth in Section 3.10 of the Company Disclosure Schedule (which is organized by sub-headings to correspond to the sub-headings below) and since September 30, 2008, neither the Company nor any Subsidiary has:
     (a) except for the New Chicago Lease, permitted or allowed any of the assets or properties (whether tangible or intangible) of the Company or any Subsidiary to be subjected to any Encumbrance, other than Permitted Encumbrances and Encumbrances that will be released at or prior to the Closing;
     (b) except in the ordinary course of business consistent with past practice, discharged or otherwise obtained the release of any Encumbrance related to the Company or any Subsidiary or paid or otherwise discharged any Liability related to the Company or any Subsidiary, other than current liabilities reflected on the consolidated balance sheet of the Company dated December 31, 2007 and current liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2007;
     (c) made any change in any method of accounting or accounting practice or policy used by the Company or any Subsidiary, other than such changes required by GAAP;
     (d) amended, terminated, cancelled or compromised any material claims of the Company or any Subsidiary or waived any other rights of substantial value to the Company or any Subsidiary;
     (e) sold, transferred, leased, subleased, licensed or otherwise disposed of any properties or assets, real, personal or mixed (including Company Intellectual Property leasehold interests and intangible property), other than in the ordinary course of business consistent with past practice in any single transaction not in excess of $25,000 individually or $50,000 in the aggregate;
     (f) issued or sold any capital stock, notes, bonds or other securities, or any option, warrant or other right to acquire the same, of the Company or any Subsidiary;
     (g) redeemed any of the capital stock or declared, made or paid any dividends or distributions (whether in cash, securities or other property) to the holders of capital stock of the Company or any Subsidiary or otherwise, other than dividends, distributions and redemptions declared, made or paid by any Subsidiary solely to the Company or another Subsidiary;
     (h) merged with, entered into a consolidation with or acquired an interest of 5% or more in any Person or acquired a substantial portion of the assets or business of any Person or any division or line of business thereof, or otherwise acquired any material assets other than in the ordinary course of business consistent with past practice;
     (i) made any capital expenditure or commitment for any capital expenditure in excess of $25,000 individually or $50,000 in the aggregate;
     (j) made any material change in the customary methods of operations of the Company or any Subsidiary, including practices and policies relating to clearing and settling securities transactions, purchasing, marketing, selling and pricing;
     (k) made, changed or revoked any Tax election or method of Tax accounting or settled or compromised any Tax liability or consented to any claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment;
     (l) incurred any Indebtedness in excess of $25,000 individually or $50,000 in the aggregate;
     (m) made any loan to, or otherwise incurred any Indebtedness on behalf of, any Person;
     (n) failed to pay any creditor any material amount owed to such creditor when due, except to the extent that there is included in the Interim Financial Statements or the Estimated Balance Sheet a specific liability or reserve relating to such matter;
     (o) (i) except for such increases that do not exceed, in the aggregate, $100,000 on an annualized basis, granted any increase, or announced any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable by the Company or any Subsidiary to any of its employees, including any increase or change pursuant to any Plan or (ii) established or increased or promised to increase any benefits under any Plan, in either case except as required by Law or in the ordinary course of business;
     (p) entered into any agreement, arrangement or transaction with any of its directors, officers, employees or stockholders (or with any relative, beneficiary, spouse or Affiliate of such Persons), other than the Dealer Assignment Agreements to be entered into by each of the Dealers (other than Barclays Bank PLC) and the Company at the Closing;
     (q) entered into any arrangements to provide any directors, officers, employees or retirees with non-qualified deferred compensation or non-qualified supplemental retirement benefits;
     (r) amended, modified or consented to the termination of any Material Contract or the Company’s or any Subsidiary’s rights thereunder;
     (s) amended or restated the certificate of incorporation or bylaws of the Company or any Subsidiary;

     (t) suffered any Company Material Adverse Effect; or
     (u) except as already described in Section 3.10 hereof or any subsection of Section 3.10 of the Company Disclosure Schedule, agreed, whether in writing or otherwise, to take any of the actions specified in this Section 3.10 or granted any options to purchase, rights of first refusal, rights of first offer or any other similar rights or commitments with respect to any of the actions specified in this Section 3.10, except as expressly contemplated by this Agreement.
          SECTION 3.11.  Litigation and Regulatory Orders.
          (a) There are no actions by or against the Company or any Subsidiary pending before any Governmental Authority (or, to the Company’s Knowledge, threatened to be brought by or before any Governmental Authority). Except as set forth in Section 3.11(a) of the Company Disclosure Schedule and in connection with activities undertaken in cooperation with ICE and its Affiliates in connection with the formation and operation of the Clearinghouse, neither the Company, the Subsidiaries nor any of the Assets, is subject to any Governmental Order (nor, to the Company’s Knowledge, are there any such Governmental Orders threatened to be imposed by any Governmental Authority) which has had a Company Material Adverse Effect or, to the Company’s Knowledge, would reasonably be likely to affect the legality, validity or enforceability of this Agreement or Closing Agreement to which the Company is a party or the consummation of the Merger and the transactions contemplated hereby or thereby.
          (b) Except in connection with activities undertaken in cooperation with ICE and its Affiliates in connection with the formation and operation of the Clearinghouse, neither the Company nor any of its Subsidiaries (i) except for the CME Settlement Agreement, is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or commitment letter or similar submission to, or (ii) has received or, to the Company’s Knowledge, is reasonably likely to receive any extraordinary supervisory letter from, or adopted any board resolutions at the request of, any Governmental Authority charged with the supervision or regulation of the businesses of the Company and its Subsidiaries (each such item referred to in clauses (i) and (ii) of this Section 3.11(b), a “Regulatory Order”), including any such Regulatory Order that restricts materially the conduct of the businesses of the Company and its Subsidiaries, or in any manner relates to its capital adequacy, credit policies or management of the Company and its Subsidiaries. Except as set forth in Section 3.11(b) of the Company Disclosure Schedule and in connection with activities undertaken in cooperation with ICE and its Affiliates in connection with the formation and operation of the Clearinghouse, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority that such organization or authority is contemplating issuing or requesting any such Regulatory Order.
          (c) Except as set forth in Section 3.11(c) of the Company Disclosure Schedule, there is no Action pending or, to the Company’s Knowledge, threatened (A) by or against the Company or any Subsidiary concerning any Company Product or the ownership, validity, registerability, enforceability or use of, or licensed right to use, any Intellectual Property, or (B) contesting or challenging the ownership, validity, registerability or enforceability of, or the Company’s, any Subsidiary’s or any of their customers’ or licensees’ right to use, any Company Intellectual Property or Company Product.
          SECTION 3.12.  Compliance with Laws.
          (a) Except as set forth in Section 3.12(a)(i) of the Company Disclosure Schedule or in connection with activities undertaken in cooperation with ICE and its Affiliates in connection with the formation and operation of the Clearinghouse, the Company and each of the Subsidiaries have, in all material respects, conducted and continue to conduct the businesses of the Company and its Subsidiaries in accordance with all Laws and Governmental Orders applicable to the businesses of the Company or any Subsidiary or the Assets, and neither the Company nor any Subsidiary is in violation of any such Law or Governmental Order in any material respect, and, except as set forth in Section 3.12(a)(ii) of the Company Disclosure Schedule, the Company and each Subsidiary hold all licenses, permits, authorizations, registrations, orders and approvals from, and have made all filings, applications and registrations with, each Governmental Authority material to the operation of the businesses of the Company and its Subsidiaries; and all such licenses, permits, authorizations, registrations, orders and approvals are in full force and effect and, to the Company’s Knowledge, no suspension or cancellation of any of them is threatened.
          (b) Except in connection with activities undertaken in cooperation with ICE and its Affiliates in connection with the formation and operation of the Clearinghouse, each of the Company and each Subsidiary (i) has not received, since January 1, 2005, any notification or communication from any Governmental Authority (A) asserting that it or any of its directors, officers, employees, agents, controlled Affiliates or representatives is not in compliance in any material respect with any of the statutes, regulations, ordinances or rules that a Governmental Authority enforces, or (B) to the Company’s Knowledge, threatening to revoke any license, franchise, permit, or governmental authorization or registration (nor, to the Company’s Knowledge, do any grounds for any of the foregoing exist) and (ii) is not subject to any cease and desist or other order issued by, or a party to any written agreement, consent agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any order or directive by, or a recipient of any supervisory letter from any Governmental Authority, or been advised since January 1, 2005 by any Governmental Authority that it is issuing or requesting any such order, agreement or other action.
          (c) The operation of the Company IT Assets by or on behalf of the Company and/or the Subsidiaries, the content thereof, and the use, collection, storage and dissemination of data in connection therewith or otherwise in connection with the businesses of the Company and its Subsidiaries, have not violated, and do not violate, any applicable Laws or any Person’s right of privacy or publicity. The Company and each Subsidiary has posted a privacy policy (or a link thereto) governing its use of data and disclaimers of liability in a clear and conspicuous location on each of the Company Websites, and has complied at all times in all material respects with such privacy policy and all other rules, policies and procedures established from time to time by the Company or the Subsidiaries with respect to personal and user data. The negotiation, execution and consummation of the Merger and the transactions contemplated by the Acquisition Documents, and any disclosure and/or transfer of information in connection therewith, will not breach or otherwise cause any violation of any such rules, policies or procedures or any applicable Laws relating to privacy, data protection or the collection and/or use of customer information or other personal or user data, or require the consent, waiver or authorization of, or declaration, filing or notification to, any Person under any such rules, policies, procedures or applicable Laws.
          (d) The Company and the Subsidiaries have obtained all approvals necessary for exporting the Company Software outside the United States and importing the Company Software into any country in which the Company Software is currently sold, licensed for use or otherwise distributed, and all such approvals are valid, current and in full force and effect.
          SECTION 3.13.  Environmental and Other Permits and Licenses; Related Matters.
          (a) The Company and each Subsidiary are in material compliance with all applicable Environmental Laws and all Environmental Permits, if any.
          (b) During the period of the Company’s or any Subsidiary’s ownership, lease, use or occupancy, of: (i) the Leased Real Property, or (ii) any property formerly owned, leased, used or occupied (“Former Properties”) there has been no release of hazardous material on the Leased Real Property or Former Properties that could reasonably be expected to result in liability to the Company or any Subsidiary under Environmental Laws.
          (c) There are no Environmental Claims pending or, to the Company’s Knowledge, threatened against the Company, any Subsidiary or the Leased Real Property, and to the Company’s Knowledge there are no circumstances that can reasonably be expected to form the basis of any such Environmental Claim.
          (d) Neither the Company nor any Subsidiary has any actual or alleged liability, whether fixed or contingent, under any Environmental Law, other than the obligation to comply with all applicable Environmental Laws.
          SECTION 3.14.  Material Contracts. (a) Section 3.14(a) of the Company Disclosure Schedule (which is organized by sub-headings to correspond to the sub-headings below) lists each of the following contracts and agreements (including oral agreements) to which the Company or any Subsidiary is a party (except any Plans) (such contracts and agreements, together with all contracts, agreements, leases and subleases concerning the use, occupancy, management or operation of any real property, all Company IP Agreements and all contracts, agreements, leases and subleases relating to tangible personal property, being “Material Contracts”):
     (i) all contracts and agreements, other than futures contracts and options on futures contracts entered into in the ordinary course of business, to which the Company or any Subsidiary is a party requiring the payment of money by the Company or any Subsidiary in excess of $25,000 during the 12-month period ending on the Closing Date, or that would, on an annualized basis, have required such payment;

     (ii) all material advertising broker, marketing agency, sales promotion, market research, marketing, marketing consulting and advertising contracts and agreements to which the Company or any Subsidiary is a party;
     (iii) all contracts with clients or customers of the Company or any Subsidiary;
     (iv) all employment contracts and contracts with independent contractors or consultants (or similar arrangements) to which the Company or any Subsidiary is a party and that cannot be cancelled by the Company or such Subsidiary without penalty or further payment of less than $25,000 or less than 30 days’ notice;
     (v) all contracts and agreements relating to Indebtedness of the Company or any Subsidiary to a third party;
     (vi) all contracts and agreements with any Governmental Authority to which the Company or any Subsidiary is a party;
     (vii) except as set forth in Section 3.14(a)(vii) of the Company Disclosure Schedule, all contracts and agreements that limit or purport to limit the ability of the Company or any Subsidiary to compete in any line of business or with any Person or in any geographic area for any period of time;
     (viii) except as set forth in Section 3.14(a)(viii) of the Company Disclosure Schedule, all contracts and agreements between or among the Company or any Subsidiary, on the one hand, and certain stockholders or any Affiliate of any stockholder (other than the Company or any Subsidiary), on the other hand;
     (ix) all contracts and agreements providing for the acquisition or disposition after the Closing Date of any material assets of the Company or any Subsidiary outside of the ordinary course of business;
     (x) all contracts and agreements containing or providing for any Tax sharing, Tax allocation or Tax indemnifications;
     (xi) all leases and subleases in respect of Leased Real Property; and
     (xii) all other contracts and agreements, whether or not made in the ordinary course of business, which are material to the Company, any Subsidiary or the conduct of the businesses of the Company and its Subsidiaries, or the absence of which would have a Company Material Adverse Effect.
          (b) Each Material Contract (i) is valid and binding on the Company and any Subsidiary, as applicable, and is in full force and effect, and (ii) except as set forth in Section 3.05 of the Company Disclosure Schedule, upon consummation of the Merger and the transactions contemplated by this Agreement shall continue in full force and effect without penalty or other adverse consequence, except as enforcement thereof may be limited by applicable Insolvency Laws. Neither the Company nor any Subsidiary is in breach of, or default under, any Material Contract.
          (c) To the Company’s Knowledge, no other party to any Material Contract is in breach thereof or default thereunder and neither the Company nor any Subsidiary has received any notice of termination, cancellation, breach or default under any Material Contract.
          (d) The Company and each Subsidiary has made available to the Purchaser true and complete copies of all Material Contracts including all amendments thereto, other than Company IP Agreements not required to be made available to Purchaser in accordance with Section 3.15(a).
          (e) There is no contract, agreement or other arrangement to which the Company or any Subsidiary is a party granting any Person any preferential right to purchase any of the Assets (other than in the ordinary course of business consistent with past practice) to which the Company is a party.
          (f) The Memorandum of Understanding between the Company and JSE Limited, dated as of December 10, 2008, is a valid and fully enforceable agreement of the Company and the maximum liability of the Company under such Memorandum of Understanding is $500,000, as provided in the section entitled “Limitation on Liability” and the sections referenced therein, all of which sections are fully enforceable in accordance with their terms.
          SECTION 3.15.  Intellectual Property.
          (a) List of Intellectual Property. Section 3.15(a) of the Company Disclosure Schedule (which is organized by sub-headings to correspond to the sub-headings below) sets forth a true and complete list of all (i) Registered Owned Intellectual Property, (ii) Company Products and Company Websites, (iii) Company IP Agreements (other than licenses of Off-the-Shelf Software and Public Software), together with all amendments and supplements thereto and all waivers and modifications of any terms thereof (and, if oral, an accurate and complete summary of the terms and conditions thereof), indicating for each such Company IP Agreement the title, parties thereto, and effective date and (iv) all Persons to whom source code for any Owned Software or Company Products has been delivered or licensed or is subject to any source code escrow agreement or assignment obligation, indicating for each such Person a complete summary of the source code and the corresponding Company IP Agreement thereto. The Company has made available to the Purchaser, prior to Closing Date, true and complete copies of all Company IP Agreements required to be listed, or that are otherwise identified, in Sections 3.15(a), 3.15(i) and/or 3.15(j) of the Company Disclosure Schedule.
          (b) Ownership/Sufficiency. The Company and the Subsidiaries have sufficient rights to use the Company Intellectual Property and Company IT Assets in connection with the operation of the businesses of the Company and its Subsidiaries, all of which rights shall survive unchanged the consummation of the Merger and the transactions contemplated by the Acquisition Documents; provided, however, that for the limited purposes of this first sentence of

Section 3.15(b), Owned Intellectual Property does not include the Rules and Procedures. The Company Intellectual Property (excluding the Rules and Procedures for the limited purposes of this second sentence of Section 3.15(b)) includes all Intellectual Property used or held for use in connection with the operation of the businesses of the Company and its Subsidiaries, and there are no other items of Intellectual Property that are material to or necessary for the operation of the businesses of the Company and its Subsidiaries or for the continued operation of the Company’s business immediately after the Closing in substantially the same manner as operated prior to the Closing. Except as set forth in Section 3.15(b) of the Company Disclosure Schedule, (x) the Company or a Subsidiary is the exclusive owner of all right, title and interest in and to each item of Owned Intellectual Property, free and clear of all Encumbrances (other than Permitted Encumbrances) and (y) the Company and each Subsidiary has a valid license to use the Licensed Intellectual Property in connection with the operation of the businesses of the Company and/or its Subsidiaries, as applicable, in the manner in which the Company and its Subsidiaries are conducting such businesses as of the Closing Date, subject only to the terms of the Company IP Agreements.
          (c) Validity and Enforceability. Except for the ICE IP Improvements, the Owned Intellectual Property and, to the Company’s Knowledge, the Licensed Intellectual Property, is (i) valid and enforceable, (ii) currently in compliance with any and all formal legal requirements necessary to maintain the validity and enforceability thereof, and (iii) not subject to any outstanding Governmental Order adversely affecting the Company’s or any Subsidiary’s use thereof or rights thereto, or that would impair the validity or enforceability thereof.
          (d) Infringement. The operation of the businesses of the Company and its Subsidiaries (other than with respect to the Clearinghouse) does not and has not, in the last six years, infringed, misappropriated or otherwise violated the Intellectual Property rights of any other Person. Neither the Company nor its Subsidiaries have received any written notification and, to the Company’s Knowledge, any oral notification that a license to the Company or any Subsidiary (other than licenses included in the Company IP Agreements) under any other Person’s Intellectual Property is or may be required to permit the Company or any Subsidiary to continue operating the business of the Company and its Subsidiaries as currently conducted or as currently contemplated to be conducted. To the Company’s Knowledge, no Person (but excluding the Purchaser, ICE and ICE Trust) is engaging, or has engaged in the last six years, in any activity that infringes, misappropriates or otherwise violates with any Owned Intellectual Property.
          (e) Protection Measures. Except as set forth on Section 3.15(e) of the Company Disclosure Schedule, each of the employees and independent contractors of the Company or any Subsidiary is a party to a valid and enforceable written agreement with the Company and/or the Subsidiaries that obligates each such Person (i) both during and after the term of such agreement, to maintain in confidence any and all confidential or proprietary information (including any confidential Company Intellectual Property) acquired by such Person in the course of such Person’s employment or other relationship with the Company or such Subsidiary, and (ii) both during the term of such agreement and for a reasonable period thereafter, to assign to the Company or such Subsidiary, by operation of law or otherwise, the entire and unencumbered right, title and interest in and to any and all Intellectual Property conceived, developed, acquired or created by such Person within the scope of such Person’s employment or other relationship with the Company or such Subsidiary. Each such written agreement is in full force and effect and binding on the parties thereto, and no party thereto is in material default thereunder. For the avoidance of doubt, nothing set forth in this Section 3.15(e) or set forth in Section 3.15(e) of the Company Disclosure Schedule shall be deemed to modify, limit or constitute an exception to the representations set forth in Section 3.15(b).
          (f) Employee and Contractor Agreements. No employee, independent contractor or agent of the Company or any Subsidiary is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement with the Company or any Subsidiary relating to the protection, ownership, development, use or transfer of Company Intellectual Property or, to the Company’s Knowledge, any other Intellectual Property.
          (g) IT Assets. Except (i) as set forth in Section 3.15(g)(i) of the Company Disclosure Schedule or (ii) for any ICE IP Improvements, the Company IT Assets are adequate for the operation of the businesses of the Company and its Subsidiaries as of the Closing Date. Except for any ICE IP Improvements, the Company IT Assets are free from material bugs or other defects, have not materially malfunctioned or failed within the past three years (other than failures which did not cause down-time in any case in excess of 24 hours), and do not contain any Viruses. The Company and the Subsidiaries have implemented reasonable backup, security and disaster recovery measures and technology consistent with industry practices, and to the Company’s Knowledge, no Person has gained unauthorized access to any Company IT Assets.
          (h) Effect on the Purchaser. The consummation of the Merger and the transactions contemplated by the Acquisition Documents will not result in (i) the grant of any license under, or the creation of any Encumbrance on, any Company Intellectual Property or any Intellectual Property that is owned by or licensed to the Purchaser or any of its Affiliates under any Company IP Agreement, (ii) the Purchaser or any of its Affiliates, or the Company or any Subsidiary, being bound by or subject to under any Company IP Agreement any non-compete or licensing obligation, covenant not to sue, or other restriction on or modification of the current or contemplated operation or scope of its business, which such party was not bound by or subject to prior to the Closing, or (iii) the Purchaser or any of its Affiliates, or the Company or any Subsidiary, being obligated under any Company IP Agreement to (A) pay any royalties, honoraria, fees or other payments to any Person in excess of those payable by such party prior to the Closing, or (B) provide or offer any discounts or other reduced payment obligations to any Person in excess of those provided to such Person prior to the Closing.
          (i) Company Software. Section 3.15(i) of the Company Disclosure Schedule (which is organized by sub-headings to correspond to the sub-headings below) sets forth a true and complete list of and accurately identifies all (i) Owned Software, (ii) Company Software that is Public Software, (iii) Company Software (other than Off-the-Shelf Software) that is licensed to the Company or any Subsidiary on a proprietary basis, (iv) Software that is not Owned Software and is incorporated or embedded in any Company Product, or distributed or otherwise used in connection therewith (“Embedded Software”), and (v) Company IP Agreements pursuant to which the Company or any Subsidiary is authorized to use or distribute any Embedded Software, together with all amendments and supplements thereto and all waivers and modifications of any terms thereof (and, if oral, an accurate and complete summary of the terms and conditions thereof).
          (j) Public Software. Except as set forth in Section 3.15(j) of the Company Disclosure Schedule, no Public Software is, forms part of, has been used in connection with the development of, is incorporated into or has been distributed with, in whole or in part, any Owned Software or Company Product. With respect to any and all such items of Public Software, (i) Section 3.15(j) of the Company Disclosure Schedule identifies the underlying Public Software, the Company IP Agreement governing the use of such Public Software, the particular Owned Software and/or Company Products in which such Public Software is present, the general nature of any modifications to such Public Software in the Owned Software and/or Company Products, and whether such modifications were made by the Company or a Subsidiary, or by a third party, and (ii) no such use, development, incorporation or distribution of such Public Software, or any other use of or activities with respect to such Public Software by the Company, a Subsidiary or any of their customers or end users, (A) requires the licensing, disclosure or distribution of any source code (other than source code that is a part of such Public Software) or Company Intellectual Property to licensees or any other Person, (B) prohibits or limits the receipt of consideration in connection with licensing, sublicensing or distributing any other Company Software or Company Products, (C) except as specifically permitted by Law, allows any Person to decompile, disassemble or otherwise reverse-engineer any other Company Software, or (D) requires the licensing of any other Company Software or Company Products to any other Person for the purpose of making derivative works.
          (k) Source Code. The Company has any and all source code for all Owned Software and the Company and its agents have prepared reasonable documentation (taking into account the state and timing of the development of the source code, Owned Software and/or Company Products, as applicable) for all source code developed by the Company and for all Owned Software and/or Company Products (other than ICE IP Improvements), in each case, to be used in the operation of the Clearinghouse.
          (l) Disclaimer. Notwithstanding anything set forth herein to the contrary, the Company makes no, and hereby expressly disclaims any, representations and warranties in this Agreement regarding the ICE IP Improvements.
          SECTION 3.16.  Real Property.
          (a) The Company does not own any real property, has no options to acquire any real property and is not otherwise obligated to acquire any real property.
          (b) Section 3.16(b) of the Company Disclosure Schedule lists: (i) the street address of each parcel of Leased Real Property, (ii) the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property, (iii) the terms (referencing applicable renewal periods) and base rental payment amounts (including all escalations) pertaining to each such parcel of Leased Real Property and (iv) the current use of each such parcel of Leased Real Property.

          (c) There is no material violation of any Law (including any building, planning or zoning law) relating to the Leased Real Property by the Company or any of its Subsidiaries, or use of the Leased Real Property by the Company or any of its Subsidiaries. The Company and each Subsidiary has made available to the Purchaser true, legible and complete copies of all environmental reports and audits, permits or documents in its possession evidencing any Encumbrances relating to or otherwise affecting the operations of the Company or any Subsidiary on either the Company or a Subsidiary, as the case may be, is in peaceful and undisturbed possession of each parcel of Leased Real Property, and there are no contractual or legal restrictions that preclude or restrict the ability to use the Leased Real Property for the purposes for which it is currently being used by the Company. To the Company’s Knowledge, all existing water, sewer, steam, gas, electricity, telephone, cable, fiber optic cable, Internet access and other utilities required for the use, occupancy, operation and maintenance of the Leased Real Property are adequate for the conduct of the businesses of the Company and its Subsidiaries as it is currently conducted. There are no material adverse physical conditions affecting access to or use of any of the Leased Real Property. Neither the Company nor any Subsidiary has leased any parcel or any portion of any parcel of Leased Real Property to any other Person and no other Person has any rights to the use, occupancy or enjoyment thereof pursuant to any lease, license, occupancy or other agreement, nor has the Company or any Subsidiary assigned its interest under any lease listed in Section 3.16(b) of the Company Disclosure Schedule to any third party.
          (d) Section 3.16(d) of the Company Disclosure Schedule sets forth a true and complete list of all leases relating to the Leased Real Property and any and all ancillary documents pertaining thereto (including all amendments, modifications, supplements, exhibits, schedules, addenda and restatements thereto and thereof and all consents, including consents for alterations, assignments and sublets, documents recording variations, memoranda of lease, options, rights of expansion, extension, first refusal and first offer and evidence of commencement dates and expiration dates). With respect to each of such leases, neither the Company nor any Subsidiary has exercised or given any notice of exercise of any option, right of first offer or right of first refusal contained in any such lease or sublease, including any such option or right pertaining to purchase, expansion, renewal, extension or relocation (collectively, “Options”).
          (e) There are no condemnation proceedings or eminent domain proceedings of any kind pending or, to the Company’s Knowledge, threatened against the Leased Real Property.
          (f) The rental amounts set forth in each lease of the Leased Real Property is the actual rental amounts being paid, and there are no separate agreements or understandings with respect to the same.
          (g) The Company or a Subsidiary, as the case may be, has the full right to exercise any Options contained in the leases pertaining to the Leased Real Property on the terms and conditions contained therein and upon due exercise would be entitled to enjoy the full benefit of such Options with respect thereto.

          SECTION 3.17.  Assets.
          (a) Except for the Intellectual Property covered under Section 3.15(b) and except for any ICE IP Improvements, the Company or a Subsidiary, as the case may be, owns, leases or has the legal right to use all the properties and assets, including the Leased Real Property and the Intellectual Property, used by the Company and its Subsidiaries in the conduct of the businesses of the Company and its Subsidiaries as currently conducted as of the Closing Date (which, for the avoidance of doubt, does not include any activities undertaken in cooperation with ICE and its Affiliates in connection with the formation and operation of the Clearinghouse). The Company or a Subsidiary, as the case may be, has good and marketable title to, or, in the case of leased tangible Assets, valid and subsisting leasehold or subleasehold interests in, all the tangible Assets, free and clear of all Encumbrances, except for Permitted Encumbrances.
          (b) Except for the Intellectual Property covered under Section 3.15(b) and except for any ICE IP Improvements, the Assets constitute all the properties, assets and rights forming a part of, used or held in, and all such properties, assets and rights as are necessary in the conduct of, the businesses of the Company and its Subsidiaries as currently conducted as of the Closing Date.
          SECTION 3.18.  Employee Benefit Matters.
          (a) Plans and Material Documents. Section 3.18(a) of the Company Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Subsidiary, (ii) each employee benefit plan for which the Company or any Subsidiary could reasonably be expected to incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which the Company or any Subsidiary could reasonably be expected to incur liability under Section 4212(c) of ERISA, and (iv) any contracts, arrangements or understandings between the Company, any Subsidiary or any of its Affiliates on the one hand, and any employee of the Company or of any Subsidiary on the other hand, including any contracts, arrangements or understandings relating to the sale of the Company (collectively, the “Plans”). Each Plan is in writing and the Company or any Subsidiary has furnished to the Purchaser a complete and accurate copy of each Plan. With respect to any non-qualified supplemental retirement plan or non-qualified deferred compensation plan, Section 3.18(a) of the Company Disclosure Schedule sets forth all of the following information, as applicable: (i) the names of all current participants in the plans, (ii) the total current and future obligations of the Company or any Subsidiary to such participants, (iii) to the extent determinable, the date on which each payment obligation of the Company under the terms of any plan has begun or ceased or is scheduled to begin or cease, and (iv) the total assets, if any, and liabilities accrued as of the Closing Date. Except as scheduled in Section 3.18(a) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has any express or implied commitment (A) to create, incur liability with respect to, or cause to exist, any other employee benefit plan, program or arrangement other than the Plans, (B) to enter into any written contract or agreement to provide compensation or benefits to any individual except in the ordinary course of business, or (C) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code.
          (b) Absence of Certain Types of Plans. None of the Plans is subject to Title IV of ERISA. Except as set forth in Section 3.18(b) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of the Merger or any of the transactions contemplated hereby will (i) entitle any employees of the Company or any Subsidiary to severance pay or any increase in severance pay upon any termination of employment after the Closing Date, (ii) accelerate the time of payment or vesting or trigger any payment or funding of compensation or benefits under, or increase the amount payable or trigger any other material obligation pursuant to, any of the Plans, (iii) limit or restrict the right of the Company or, after the consummation of the Merger and the transactions contemplated hereby, Purchaser to merge, amend or terminate any of the Plans, (iv) result in payments under any of the Plans which would not be deductible under Section 280G of the Code, or (v) result in any actual or potential obligation to reimburse or otherwise “gross up” any Person for the interest or additional Tax set forth under Section 409A(a)(1)(B) of the Code. None of the Plans provides for stock options, restricted stock, restricted stock units or other equity-based awards, and no such awards currently are outstanding and held by any employee of the Company. None of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Subsidiary (other than the coverage required pursuant to Sections 601 through 609 of ERISA or Section 4980B of the Code. Each of the Plans is subject only to the Laws of the United States or a political subdivision thereof.
          (c) Compliance with Applicable Law. Except as set forth in Section 3.18(c) of the Company Disclosure Schedule and except as would not reasonably be expected to result in material liability to the Company, each Plan is now and always has been operated in accordance with the requirements of all applicable Law, including ERISA and the Code (including, without limitation, the Pension Protection Act of 2006, Section 502(i) of ERISA and Section 4975 of the Code), and neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur a material Tax or material penalty imposed by Section 502 of ERISA or Section 4980F of the Code, and, except as set forth in Section 3.18(c) of the Company Disclosure Schedule and except as would not reasonably be expected to result in material liability to the Company, all Persons who participate in the operation of such Plans and all Plan “fiduciaries” (within the meaning of Section 3(21) of ERISA) have, with respect to such Plans, always acted in accordance with the provisions of all applicable Law, including ERISA and the Code. Except as would not reasonably be expected to result in material liability to the Company, all Plans that are “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) have been maintained and administered in good faith compliance with the requirements of Section 409A of the Code and any Regulations or other guidance issued thereunder (as most recently described in IRS Notice 2007-86). Except as set forth in Section 3.18(c) of the Company Disclosure Schedule, the Company (and each Subsidiary) has, in all material respects, performed all obligations required to be performed by it under any Plan. Except as set forth in Section 3.18(c) of the Company Disclosure Schedule and except as would not reasonably be expected to result in material liability to the Company, (i) the Company (and each Subsidiary) is not in any respect in default under or in violation of any Plan, (ii) to Company’s Knowledge, does there exist any default or violation by any party to any Plan and (iii) no Action is pending or, to Company’s Knowledge, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the Company’s Knowledge, no fact or event exists that could give rise to any such Action. With respect to the yet-to-be-fully-remedied failure to operate the Company’s 401(k) plan in full compliance with applicable Law, Section 3.18(c) of the Company Disclosure Schedule describes such noncompliance and estimates the maximum aggregate amount of all penalties, excise taxes, and related professional and other expenses, including, without limitation, audit fees, accounting fees, legal fees and administrative costs, related to the noncompliance and the actions necessary to remedy the noncompliance (collectively, the “Plan Noncompliance Costs”). The total Plan Noncompliance Costs that are required to be incurred to fully remedy the noncompliance referred to in the immediately preceding sentence shall not exceed $12,500. Neither the Company nor any Subsidiary has any unsatisfied liability (contingent or otherwise) under, arising out of or by operation of Title IV of ERISA.
          (d) Qualification of Certain Plans. Each Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion letter from the IRS that, with respect to the form of such Plan, it is so qualified, and, except as set forth in Section 3.18(d) of the Company Disclosure Schedule and except as would not reasonably be expected to result in material liability to the Company, no fact or event has occurred since the date of such determination letter or opinion letter that would reasonably be expected adversely affect the qualified status of any such Plan.
          (e) Plan Contributions and Funding. All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates. All such contributions have been fully deductible for income Tax purposes and, to the extent made, no such deduction has been successfully challenged or disallowed by any Governmental Authority, and, to the Company’s Knowledge, no fact or event exists that could give rise to any such successful challenge or disallowance.
          (f) Except as set forth in Section 3.18(f) of the Company Disclosure Schedule, there has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Plan which would reasonably be expected to materially increase the expense of maintaining such Plan above the level of the expense incurred therefor for the most recent fiscal year.
          SECTION 3.19.  Labor Matters. (a) Neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary, and to the Company’s Knowledge, currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect the Company or any Subsidiary; and (b) the Company and each Subsidiary are currently in compliance with all applicable Laws relating to the employment of labor, including those related to wages and hours; non-discrimination; collective bargaining; classification of employees; independent contractors, temporary employees, leased employees or any other servants or agents compensated other than through reportable wages (as an employee) paid by the Company; insurance; workers’ compensation and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Authority. The Company has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or any Subsidiary and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing.
          SECTION 3.20.  Employees. Section 3.20 of the Company Disclosure Schedule lists the name, place of employment, the current annual salary rates, bonuses, deferred or contingent compensation and other like benefits paid or payable (in cash or otherwise) in 2007 and 2008, the date of employment and a description of the position and job function of each current employee of the Company or any Subsidiary.
          SECTION 3.21.  Taxes.
          (a) (i) All federal Income Tax and other material Tax Returns required to be filed by or with respect to the Company and each Subsidiary have been duly and timely filed; (ii) all material Taxes required to be paid by the Company or any Subsidiary have been timely paid; (iii) all such Tax Returns are true, correct and complete in all material respects; and (iv) neither the Company nor any Subsidiary has been notified of any proposed adjustment relating to such Tax Returns which adjustment has not been resolved.
          (b) (i) There is no unresolved Tax deficiency outstanding, assessed or, to the Company’s Knowledge, proposed against the Company or any Subsidiary; (ii) all deficiencies of Taxes assessed by any applicable Governmental Authority against the Company or any Subsidiary have been paid, fully settled or withdrawn; (iii) neither the Company nor any Subsidiary has received notice that any assessment of Taxes is proposed against it or any of its respective Assets which notice has not been resolved; (iv) there are no outstanding agreements, waivers, or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Company or any Subsidiary for any taxable period; (v) there are no liens for Taxes (other than a Permitted Encumbrance) on any Assets of the Company or any Subsidiary; and (vi) no written notice has been received by the Company or any Subsidiary from a Government Authority in any jurisdiction in which Tax Returns have not been filed by the Company or any Subsidiary to the effect that the payment of Taxes or filing of Tax Returns by the Company or any Subsidiary in such jurisdiction may be required.
          (c) Neither the Company nor any Subsidiary is a party to any currently pending tax audits or other administrative proceedings or any currently pending court proceedings with regard to any Taxes for which the Company or any Subsidiary would be liable; and, no power of attorney that is currently in force has been granted by the Company or any Subsidiary with respect to any matter relating to Taxes that could affect the Company or any Subsidiary.

          (d) The Company and each Subsidiary have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Governmental Authority all amounts required to be so withheld and paid under all applicable Laws, including any Taxes in connection with any amounts paid or owing to any present or former employee, officer, director, independent contractor, creditor, stockholder or any other third party, and the Company and each Subsidiary have timely filed all information Tax Returns and records relating to such withheld Taxes that are required to be filed with a Governmental Authority.
          (e) The Company and each Subsidiary have disclosed on their respective Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code.
          (f) Neither the Company nor any Subsidiaries has “participated” in a “reportable transaction” within the meaning of Regulation Section 1.6011-4(b) and (c)(3) (as amended by Treasury Decision 9350) during any taxable year for which the Company and the Subsidiaries filed a federal Income Tax Return after February 28, 2000.
          (g) For any taxable period for which the statute of limitations has not expired, (i) the Company and each Subsidiary have been and continue to be members of the “affiliated group” (within the meaning of Section 1504(a)(1) of the Code) for which the Company files a “consolidated return” (as that term is used in Section 1501 of the Code) as the common parent, and has not been includible in any other “consolidated return”, (ii) neither the Company nor any Subsidiary has been at any time a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax that could be imposed on the Company or any Subsidiary with respect to the income from such partnership, joint venture or trust has not expired; and (iii) no entity in which the Company or any Subsidiary holds an interest directly or indirectly is or has been during the Company’s or any Subsidiary’s ownership thereof a “passive foreign investment company” as defined in Section 1297 of the Code.
          (h) Neither the Company nor any Subsidiary (i) is bound by a closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) with any Governmental Authority that is currently in effect; (ii) has agreed to, or is required to, make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iii) is a party to, bound by, or obligated under, any Tax sharing agreement, Tax indemnification agreement or similar agreement (other than this Agreement) pursuant to which it will have any obligation to make any payments to any Person (other than to the Company or any Subsidiary) after the Closing; or (iv) is currently a party to a “gain recognition agreement” as defined in Regulations Section 1.367(a)-8.
          (i) Neither the Company nor any Subsidiary (i) has or is projected to have an amount includible in its income for the current taxable year under Section 951 of the Code, or (ii) has participated in or cooperated with an international boycott within the meaning of Section 999 of the Code.

          (j) Neither the Company nor any Subsidiary has any (i) income reportable for Income Tax purposes in a period beginning after the Closing Date but attributable to a transaction occurring in, or a change in accounting method made prior to the Closing Date for, a period ending on or prior to the Closing that resulted in a deferred reporting of income for Income Tax purposes from such transaction or from such change in accounting method (other than a deferred intercompany transaction or as the result of any book tax differences) or (ii) deferred gain or loss arising out of any deferred intercompany transaction.
          (k) Notwithstanding anything in this Agreement to the contrary, no representation or warranty is made regarding the availability, quantity, character or any other characteristic of any tax attribute of the Company or any Subsidiary from a period (or portion of period) ending on or before the Closing Date in a period (or portion of period) beginning after the Closing Date.
          SECTION 3.22.  Insurance. All material assets, properties and risks of the Company and each Subsidiary are, and for the past three years have been, covered by valid and, except for insurance policies that have expired under their terms in the ordinary course, currently effective insurance policies or binders of insurance (including general liability insurance, property insurance and workers’ compensation insurance) issued in favor of the Company or a Subsidiary, as the case may be, in each case with insurance companies, in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in businesses and operations similar to those of the Company or such Subsidiary, as the case may be.
          SECTION 3.23.  Certain Business Practices. Neither the Company nor any of the Subsidiaries nor any of their respective directors, officers, agents, representatives or employees (in their capacity as directors, officers, agents, representatives or employees) has: (a) to the Company’s Knowledge, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity in respect of the businesses of the Company and its Subsidiaries; (b) directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, or other party acting on behalf of or under the auspices of a governmental official or Governmental Authority, in the United States or any other country, which is in any manner illegal under any Law of the United States or any other country having jurisdiction; or (c) made any payment to any customer or supplier of the Company or any Subsidiary or any officer, director, partner, employee or agent of any such customer or supplier for an unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent, in respect of the businesses of the Company and its Subsidiaries.
          SECTION 3.24.  Brokers. Except for Sandler O’Neill & Partners, LP, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company is solely responsible for the fees and expenses of Sandler O’Neill & Partners, LP.

          SECTION 3.25.  Compliance with Confidentiality Agreement. Neither the Company nor any of its Affiliates has breached any of the terms of the Confidentiality Agreement.
          SECTION 3.26.  Eurex Waiver. Except as set forth in Section 3.26 of the Company Disclosure Schedule, the Eurex Waiver is sufficient to terminate all the rights of the Eurex Parties under all existing agreements among the Eurex Parties, on the one hand, and the Company or one or more of its Subsidiaries, on the other hand, and upon execution of the Eurex Waiver none of the Eurex Parties will have any rights that would be triggered by or that could in any manner affect or delay consummation of the Merger and the transactions contemplated hereby.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER
          Except as set forth in the Purchaser Disclosure Schedule (which is organized by sections and sub-sections that correspond to the sections and sub-sections of this Agreement), the Purchaser hereby represents and warrants to the Company as follows:
          SECTION 4.01.  Organization, Authority and Qualification of the Purchaser.
          (a) The Purchaser is an exempted limited partnership duly organized, validly existing and in good standing under the laws of the Cayman Islands and has all necessary power and authority under the Exempted Limited Partnership Law (2007 Revision) of the Cayman Islands to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the businesses of the Purchaser as they are currently conducted and to enter into this Agreement and the Closing Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Purchaser is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary except to the extent that the failure to be so licensed or qualified and in good standing would not materially adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Closing Agreements to which the Purchaser is a party and all such jurisdictions are set forth in Section 4.01 of the Purchaser Disclosure Schedule. All actions taken by the Purchaser, acting through ICE GP, with respect to this Agreement and the Closing Agreements to which it is a party and the consummation of the Merger and the transactions contemplated hereby and thereby have been duly authorized, and the Purchaser, acting through ICE GP, has not taken any such action that in any respect conflicts with, constitutes a material default under, or results in a violation of, any provision of its Organizational Documents.
          (b) The execution and delivery of this Agreement and the Closing Agreements to which the Purchaser is a party by the Purchaser, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the Merger and the transactions contemplated hereby and thereby have been duly authorized by all requisite actions on the part of the Purchaser. This Agreement has been, and upon their execution the Closing Agreements to which the Purchaser is a party shall have been, duly executed and delivered by ICE GP in its capacity as general partner of the Purchaser, and (assuming due authorization, execution and delivery by the other parties hereto and thereto other than ICE) this Agreement constitutes, and upon their execution the Closing Agreements to which the Purchaser is a party shall constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms except as enforcement hereof or thereof may be limited by applicable Insolvency Laws.
          (c) Since its formation, the Purchaser has not made an election to be taxable as a corporation for federal and any applicable state income tax purposes.
          SECTION 4.02.  Organization, Authority and Qualification of ICE GP.
          (a) ICE GP is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and has all necessary power and authority under the Act to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the businesses of ICE GP as they are currently conducted and to (i) execute and deliver this Agreement on behalf of the Purchaser and to cause the Purchaser to carry out the Purchaser’s obligations hereunder and to consummate the transactions contemplated hereby and (ii) enter into the Closing Agreements to which ICE GP is a party, to carry out its obligations thereunder and to consummate the transactions contemplated thereby. ICE GP is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary except to the extent that the failure to be so licensed or qualified and in good standing would not materially adversely affect the ability of ICE GP to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement on behalf of the Purchaser and the Closing Agreements to which ICE GP is a party and all such jurisdictions are set forth in Section 4.02 of Purchaser Disclosure Schedule. All limited liability company actions taken by ICE GP with respect to this Agreement on behalf of the Purchaser and the Closing Agreements to which ICE GP is a party and the consummation of the Merger and the transactions contemplated hereby and thereby have been duly authorized, and ICE GP has not taken any such limited liability company action that in any respect conflicts with, constitutes a material default under, or results in a violation of, any provision of its Organizational Documents.
          (b) The execution and delivery of this Agreement on behalf of the Purchaser and the Closing Agreements to which ICE GP is a party by ICE GP, the performance by ICE GP of its obligations hereunder on behalf of the Purchaser and thereunder and the consummation by ICE GP of the Merger and the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company actions on the part of ICE GP. This Agreement has been duly executed and delivered by ICE GP on behalf of the Purchaser, and, upon their execution, the Closing Agreements to which ICE GP is a party shall have been duly executed and delivered by ICE GP, and (assuming due authorization, execution and delivery by the other parties hereto and thereto other than ICE) this Agreement constitutes, and upon their execution the Closing Agreements to which ICE GP is a party shall constitute, legal, valid and binding obligations of ICE GP, enforceable against ICE GP in accordance with their respective terms except as enforcement hereof or thereof may be limited by applicable Insolvency Laws.

          SECTION 4.03.  Organization and Authority of Merger Sub.
          (a) Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the businesses of Merger Sub as they are currently conducted and to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Merger Sub of this Agreement and the consummation by Merger Sub of the Merger and the transactions contemplated hereby have been duly approved and authorized by all requisite limited liability company action on the part of Merger Sub. This Agreement has been duly executed and delivered by Merger Sub, and, assuming due authorization, execution and delivery of this Agreement by the Company, is a valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, except enforcement hereof may be limited by applicable Insolvency Laws.
          (b) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business other than in connection with entering into this Agreement and engaging in the transactions contemplated by this Agreement.
          SECTION 4.04.  ICE Trust. ICE Trust is a limited purpose limited liability trust company duly organized, validly existing and in good standing under the laws of New York and exercises the powers conferred by Section 100 of the New York Banking Law to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the businesses of ICE Trust as they are currently conducted; provided, that ICE Trust neither accepts deposits nor makes loans except pursuant to the exercise of the fiduciary powers specified in Section 100 of the New York Banking Law. ICE Trust is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified and in good standing would not materially adversely affect the ability of ICE Trust to carry out its obligations in forming and operating the Clearinghouse and all such jurisdictions are set forth in Section 4.04 of the Purchaser Disclosure Schedule. All limited liability company actions taken by ICE Trust with respect to the Clearinghouse and the consummation of the Merger and the transactions contemplated thereby have been duly authorized, and ICE Trust has not taken any such limited liability company action that in any respect conflicts with, constitutes a material default under, or results in a violation of, any provision of its Organizational Documents.
          SECTION 4.05.  Authority of ICE. The execution and delivery of this Agreement by ICE and the performance by ICE of its obligations hereunder have been duly authorized by all requisite corporate action on the part of ICE. This Agreement has been duly executed and delivered by ICE and (assuming due authorization, execution and delivery by the other parties hereto and thereto, other than Purchaser) this Agreement constitutes legal, valid and binding obligations of ICE enforceable against ICE in accordance with their respective terms except as enforcement hereof or thereof may be limited by applicable Insolvency Laws.
          SECTION 4.06.  Capitalization.

          (a) The equity interests in the Purchaser consist of the Purchaser GP Interest, Purchaser Class A Interests and the Purchaser Class B Interests. ICE GP is the record owner of the Purchaser GP Interest and one Purchaser Class A Interest. ICE is the record owner of all of the remaining Purchaser Class A Interests. Upon the issuance of the Purchaser Class B Interests to the Stockholders, pursuant to the terms and conditions of this Agreement and the Merger, such Purchaser Class B Interests shall be (i) the only Purchaser Class B Interests outstanding and (ii) validly issued, fully paid and nonassessable. Upon the consummation of the Merger, there shall be no other equity interests in the Purchaser outstanding other than the Purchaser GP Interest owned by ICE GP, the Purchaser Class A Interests owned by ICE GP and ICE and the Purchaser Class B Interests owned by the Stockholders. None of the issued and outstanding Purchaser Partnership Interests was issued in violation of any preemptive rights. Except as set forth in the LP Agreement, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character, in each case which are legally binding upon the Purchaser, relating to the Purchaser Partnership Interests or obligating the Purchaser to issue or sell any Purchaser Partnership Interests, or any other interest in, the Purchaser. There are no outstanding contractual obligations of the Purchaser to repurchase, redeem or otherwise acquire any Purchaser Partnership Interests or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. Except for the LP Agreement, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Purchaser Partnership Interests to which the Purchaser is a party.
          (b) All of the equity interests in ICE Trust are owned by the Purchaser, free and clear of all Encumbrances. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the equity interests in ICE Trust or obligating the Purchaser or ICE Trust to issue or sell any equity interests of, or any other interest in, ICE Trust. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any equity interests in ICE Trust to which the Purchaser or ICE Trust is a party.
          (c) All of the equity interests in Merger Sub are owned by the Purchaser, free and clear of all Encumbrances. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the equity interests in Merger Sub or obligating the Purchaser or Merger Sub to issue or sell any equity interests of, or any other interest in, Merger Sub. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any equity interests in Merger Sub to which the Purchaser or Merger Sub is a party.
          SECTION 4.07.  No Conflict. Assuming that all consents, approvals, authorizations and other actions described in Section 4.08 have been obtained and all filings and notifications listed in Section 4.08 of the Purchaser Disclosure Schedule have been made and any applicable waiting period has expired or been terminated, the execution, delivery and performance of this Agreement and the Closing Agreements to which it is a party by the Purchaser, Merger Sub and ICE Trust do not and will not (a) violate, conflict with or result in the breach of any provision of the Organizational Documents of the Purchaser, Merger Sub or ICE Trust, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser, Merger Sub or ICE Trust in any material respect, or (c) except as set forth in Section 4.07 of the

Purchaser Disclosure Schedule, conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Purchaser Class B Interests pursuant to any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument to which the Purchaser, Merger Sub or ICE Trust is a party or by which any of the Purchaser Class B Interests are bound or affected, except, in the case of clause (c), to the extent that such conflicts, breaches, defaults or other matters would not constitute a Purchaser Material Adverse Effect.
          SECTION 4.08.  Consents and Approvals. The execution, delivery and performance of this Agreement by the Purchaser and Merger Sub do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Authority, except (a) as described in Section 4.08 of the Purchaser Disclosure Schedule and (b) the pre-merger notification and waiting period requirements of the HSR Act.
          SECTION 4.09.  Governmental Authorities. As of the Closing Date, Section 4.09 of the Purchaser Disclosure Schedule sets forth all Governmental Authorities with which the Purchaser or ICE Trust is registered to clear CDSs. Each such registration is, or as of the Closing will be, in full force and effect. Except as set forth in Section 4.09 of the Purchaser Disclosure Schedule, the Purchaser and ICE Trust, by virtue of their Clearinghouse activities, are not, as of the Closing Date, required to be registered in or obtain a license or similar authorization from any other Governmental Authority in any jurisdiction. As of the Closing Date, the Purchaser and ICE Trust have not exceeded the business activities in which each of them is authorized by Governmental Authorities to engage as enumerated in any agreements with any Governmental Authority or any other limitations imposed in connection with their registration forms. The Purchaser has filed (i) all material reports, notices, registrations and statements, together with any amendments required to be made with respect thereto, that it has been required to file with any Governmental Authority; and (ii) all other reports and statements required to be filed by the Purchaser and ICE Trust, and the Purchaser and ICE Trust have paid all fees and assessments due and payable in connection therewith. The information contained in such registrations, forms and reports was true and complete in all material respects as of the date of the filing thereof, and timely amendments were filed, as required by applicable Law, to correct or update any information reflected in such registrations, forms and reports. Except (i) as set forth in Section 4.09 of the Purchaser Disclosure Schedule, or (ii) for interactions with applicable Governmental Authorities with respect to the formation, ownership and operation of the Clearinghouse, no Governmental Authority has initiated any proceeding or investigation into the Purchaser. Except as set forth in Section 4.09 of the Purchaser Disclosure Schedule, there is no unresolved violation or exception by any Governmental Authority with respect to any report or statement relating to any examinations of the Purchaser or ICE Trust.
          SECTION 4.10.  Conduct of Business. Except as set forth in Section 4.10(a) of the Purchaser Disclosure Schedule, prior to the Closing Date, none of the Purchaser, Merger Sub and ICE Trust has conducted any business activities. Except as set forth in Section 4.10(b) of the Purchaser Disclosure Schedule and in connection with activities undertaken in cooperation with the Company and its Affiliates in connection with the formation and operation of the Clearinghouse, the Purchaser has no employees, assets or Liabilities, is not a party to any contract or agreement (including oral agreements). Except as set forth in Section 4.10(c) of the Purchaser Disclosure Schedule and in connection with activities undertaken in cooperation with the Company and its Affiliates in connection with the formation and operation of the Clearinghouse, ICE Trust has no employees or Liabilities, is not a party to any contract or agreement (including oral agreements) and does not engage in any business or other activity. Except as set forth in Section 4.10(d) of the Purchaser Disclosure Schedule, Merger Sub has no employees or Liabilities, is not a party to any contract or agreement (including oral agreements) and does not engage in any business or other activity.
          SECTION 4.11.  Litigation and Regulatory Orders.
          (a) Except as set forth in Section 4.11(a)(i) of the Purchaser Disclosure Schedule, there are no actions by or against the Purchaser, Merger Sub or ICE Trust pending before any Governmental Authority (or, to the Purchaser’s Knowledge, threatened to be brought by or before any Governmental Authority). None of the matters set forth in Section 4.11(a)(i) of the Purchaser Disclosure Schedule has had a Purchaser Material Adverse Effect. Except as set forth in Section 4.11(a)(ii) of the Purchaser Disclosure Schedule and in connection with activities undertaken in cooperation with the Company and its Affiliates in connection with the formation and operation of the Clearinghouse, none of the Purchaser, Merger Sub or ICE Trust is subject to any Governmental Order (nor, to the Purchaser’s Knowledge, are there any such Governmental Orders threatened to be imposed by any Governmental Authority) which has had a Purchaser Material Adverse Effect.
          (b) Except as set forth in Section 4.11(b) of the Purchaser Disclosure Schedule, neither the Purchaser, Merger Sub nor ICE Trust (i) is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or commitment letter or similar submission to, or (ii) has received any extraordinary supervisory letter from, or adopted any board resolutions at the request of, any Governmental Authority charged with the supervision or regulation of the businesses of the Purchaser, Merger Sub and ICE Trust (each such item referred to in clauses (i) and (ii) of this Section 4.11(b), an “ICE Trust Regulatory Order”), including any such ICE Trust Regulatory Order that restricts materially the conduct of the businesses of the Purchaser, Merger Sub and ICE Trust, or in any manner relates to its capital adequacy, credit policies or management of the Purchaser, Merger Sub and ICE Trust. Except as set forth in Section 4.11(b) of the Purchaser Disclosure Schedule and in connection with activities undertaken in cooperation with the Company and its Affiliates in connection with the formation and operation of the Clearinghouse, none of the Purchaser, Merger Sub or ICE Trust has received written notice from any Governmental Authority that such organization or authority is contemplating issuing or requesting any such ICE Trust Regulatory Order.
          SECTION 4.12.  Brokers. Except for J.P. Morgan Chase Bank N.A., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser. The Purchaser shall be solely responsible for payment of the fees and expenses of J.P. Morgan Chase Bank N.A.
          SECTION 4.13.  Certain Business Practices. None of the Purchaser, Merger Sub or ICE Trust nor any of their respective directors, officers, agents, representatives or employees

(in their capacity as directors, officers, agents, representatives or employees) have: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity in respect of the businesses of the Purchaser, Merger Sub or ICE Trust, including the Clearinghouse; (b) directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, or other party acting on behalf of or under the auspices of a governmental official or Governmental Authority, in the United States or any other country, which is in any manner illegal under any Law of the United States or any other country having jurisdiction; or (c) made any payment to any customer or supplier of the Purchaser, Merger Sub or ICE Trust or any officer, director, partner, employee or agent of any such customer or supplier for an unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent, in respect of the businesses of the Purchaser, Merger Sub or ICE Trust, including the Clearinghouse.
          SECTION 4.14.  Availability of Funds. The Purchaser has sufficient funds, and will have sufficient funds on the Closing Date, for the payment of the Aggregate Cash Consideration and for the performance of its obligations with respect to the transactions contemplated by this Agreement.
          SECTION 4.15.  Compliance with Confidentiality Agreement. Neither the Purchaser nor any of its Affiliates has breached any of the terms of the Confidentiality Agreement.
          SECTION 4.16.  Certain Disclaimers. Except for the representations and warranties contained in Article III of this Agreement, the Purchaser, on behalf of itself and any Purchaser Indemnified Party, acknowledges and agrees that none of the Company, the Stockholders or any of their respective agents, Affiliates or representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to the Purchaser or any of its Affiliates, express or implied, at law or in equity, on behalf of the Company or any Stockholder, and the Company hereby disclaims any such representation or warranty whether by the Company, any Stockholder or any of their respective Affiliates, officers, directors, employees, agent or representatives or any other Person, with respect to the businesses of the Company and its Subsidiaries or the transactions contemplated by this Agreement and the Closing Agreements to which the Company is a party.
ARTICLE V
ADDITIONAL AGREEMENTS
          SECTION 5.01.  Payments on Behalf of Affiliates. Payments made or received by the Purchaser pursuant to Article II, Article VI or Article VII hereof shall, in appropriate circumstances, be made on behalf of, or received in trust for the benefit of, the relevant Affiliate of the Purchaser. The Purchaser may direct in writing any such payment to be made by or to the appropriate Affiliate, and the Stockholders shall comply with any such direction received at least two Business Days prior to the date such payment is due; provided that any such direction shall not relieve the Purchaser from any liability under this Agreement.

          SECTION 5.02.  Obligations of the Purchaser.
          (a) ICE hereby irrevocably and unconditionally guarantees the Stockholders and the Company the prompt payment when due of all amounts payable at any time by the Purchaser under, and the full and prompt performance by the Purchaser of each and every obligation of the Purchaser under and in accordance with the terms of, this Agreement, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, and whether now or hereafter existing or due or to become due.
          (b) ICE hereby agrees that if for any reason (including the bankruptcy or insolvency of the Purchaser) the Purchaser shall fail to pay when due any amount payable at any time under this Agreement, or if the Purchaser shall fail to perform any obligation of the Purchaser under this Agreement, then ICE (i) in the event of any such failure to pay any amount, shall promptly pay such amount to the Surrendering Stockholder (and any Person who subsequently becomes a Surrendering Stockholder) and (ii) in the event of any failure to perform any such obligation, shall promptly cause the same to be performed.
          (c) The amounts payable by, and the obligations of, the Purchaser hereby guaranteed are hereinafter referred to as the “Guaranteed Obligations.” Guaranteed Obligations shall not include any obligations of the Purchaser under the LP Agreement, including with respect to the payment of Clearinghouse Profits (as defined in the LP Agreement).
          (d) The provisions of this Section 5.02 shall constitute a guaranty of payment and not of collection, and ICE agrees that it shall not be necessary that any Person assert a claim or exhaust any remedy against the Purchaser or any other Person that may be primarily or secondarily liable for any Guaranteed Obligation.
          (e) The obligations of ICE hereunder shall be continuing and irrevocable, absolute and unconditional, primary and original, immediate and not contingent and shall remain in full force and effect without regard to and shall not be released, discharged or in any way affected by any circumstance or condition (other than the defense that the Guaranteed Obligations are not due and payable or required to be performed and discharged or the defense of payment or performance by the Purchaser or any other Person that may be liable for any Guaranteed Obligation).
          SECTION 5.03.  Directors’ and Officers’ Insurance.
          (a) For a period of six (6) years after the Closing Date, the Surviving Company shall maintain in effect the Company’s current directors’ and officers’ liability insurance and fiduciary liability insurance (the “D&O Insurance”) (provided that the Surviving Company may substitute therefor policies with reputable and financially sound carriers) in respect of acts or omissions occurring at or prior to the Closing Date, covering each person currently covered by the D&O Insurance (each such person, a “D&O Indemnified Party”) (a correct and complete copy of which D&O Insurance has been heretofore provided to the Purchaser), on terms with respect to the coverage, deductible and amounts no less favorable than those of the D&O Insurance in effect on the Closing Date; provided, that in no event shall the Surviving Company be required to expend in the aggregate pursuant to this Section 5.03(a) an annual amount in excess of 150% of the annual premiums currently paid by the Company (which current amount is set forth in Section 5.03(a) of the Company Disclosure Schedule) for such insurance; provided, further, that, if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds such maximum amount, the Surviving Company shall maintain or procure, for such six-year period, the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to that maximum amount from an insurance carrier with the same or better credit rating than the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance. For the avoidance of doubt, annual premiums paid pursuant to this Section 5.03(a) shall not be taken into account in determining Clearinghouse Profits (as defined in the L.P. Agreement).
          (b) The provisions of this Section 5.03 will survive the Closing and are intended to be for the benefit of, and will be enforceable by, each D&O Indemnified Party and its successors and representatives after the Closing Date and their rights under this Section 5.03 are in addition to, and will not be deemed to be exclusive of, any other rights to which D&O Indemnified Party is entitled, whether pursuant to Law, contract, the Organizational Documents of the Company or any of its Subsidiaries or otherwise.
          (c) Following the Closing Date, the Surviving Company and each of its Subsidiaries shall include and maintain in effect in their respective Organizational Documents for a period of six years after the Closing Date, provisions regarding the elimination of liability of directors (or their equivalent), indemnification of officers and directors thereof and advancement of expenses which are, with respect to each such entity, no less advantageous to the intended beneficiaries than the corresponding provisions contained in such Organizational Documents as of the date of this Agreement.
          (d) If the Surviving Company, any of its Subsidiaries or any of their respective successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Company or any of its Subsidiaries (or acquirer of such assets) shall assume all of the obligations of the Surviving Company or its Subsidiaries set forth in this Section 5.03.
          SECTION 5.04.  Stockholders’ Representative. In the event that the Stockholders’ Representative elects or is required to assign its rights, duties and obligations as the Stockholders’ Representative to another Person, the Stockholders’ Representative shall promptly notify the other parties to this Agreement in accordance with Section 8.02.
ARTICLE VI
TAX MATTERS
          SECTION 6.01.  Tax Returns.
          (a) After the Closing, the Purchaser shall cause the Surviving Company to timely prepare and file all Tax Returns of the Company or Surviving Company, as applicable,

and each Subsidiary due for a period that ends on or prior to, or begins on or before and ends after, the Closing Date that are due (taking into account all properly obtained extensions) after the Closing Date (each, a “Pre-Closing Return”). All Pre-Closing Returns shall be prepared in a manner consistent with the past practice of the Company and its Subsidiaries unless otherwise required by applicable Law. The Purchaser shall submit each of the Pre-Closing Returns relating to Income Taxes (each, a “Pre-Closing Income Tax Return”) (and in the case of any Pre-Closing Income Tax Return for a period described in Section 6.01(b), a statement showing in reasonable detail the apportionment of the Income Taxes reflected on such Pre-Closing Income Tax Return between the portion of the taxable period ending on the Closing Date and the portion of the taxable period beginning after the Closing Date under Section 6.01(b) (each, an “Apportionment Statement”)) to Stockholders’ Representative for review at least twenty (20) days prior to the due date for the filing of such Pre-Closing Return (taking into account all properly obtained extensions). The Stockholders’ Representative shall have the right to review and comment on each Pre-Closing Income Tax Return (and in the case of any Pre-Closing Income Tax Return for a period described in Section 6.01(b), the related Apportionment Statement) prior to the filing of such Pre-Closing Income Tax Return (which comments the Purchaser shall consider in good faith). No later than five (5) days before the due date (taking into account all properly obtained extensions) of any Pre-Closing Income Tax Return, the following amounts shall be released to the Purchaser from the Indemnity Escrow Fund (for the avoidance of doubt, the limitations contained in Section 7.04 shall not apply to such release): (i) in the case of an Income Tax Return of the Company that relates to a taxable period that ends on or before the Closing Date, the amount of Income Taxes shown as due on such Income Tax Return, and (ii) in the case of an Income Tax Return of the Surviving Company that relates to a taxable period that begins on or before and ends after the Closing Date, the amount of Income Taxes allocated to the portion of the taxable period that ends on the Closing Date pursuant to Section 6.01(b) as reflected in the Apportionment Statement; provided that no amount shall be released from the Indemnity Escrow Fund with respect to any such Income Taxes to the extent that such Income Taxes (i) were included as a Tax liability for purposes of determining the Net Working Capital or (ii) would not have been due had Purchaser accepted all of the comments to the relevant Pre-Closing Income Tax Return. If any amount of Income Tax would have been payable out of amounts released from the Indemnity Escrow Fund but for the application of clause (ii) of the preceding sentence, the Purchaser may submit no later than ninety (90) days following the filing of such Pre-Closing Income Tax Return the disputed comments of the Stockholders’ Representative to an Independent Accounting Firm, and to the extent such Independent Accounting Firm determines that it is more likely than not that the disputed position taken by the Purchaser on the Pre-Closing Income Tax Return as filed will be sustained, such amounts shall at the time of such determination be released to the Purchaser.
          (b) For purposes of this Agreement, in the case of a taxable period that begins on or before, and ends after, the Closing Date, Taxes shall be apportioned between the portion of the taxable period ending on the Closing Date and the portion of the taxable period beginning after the Closing Date. Such apportionments shall be made on a per diem basis for (i) real and personal property Taxes and similar Taxes, including Taxes based on net-worth capital, intangibles or similar items, and (ii) exemptions, allowances or deductions that are calculated on an annual basis (such as the deduction for depreciation). Such apportionment shall be made for all other Taxes on the basis of a “closing of the books” as of the end of the Closing Date.

          (c) Without the prior written permission of the Stockholders’ Representative (which shall not be unreasonably conditioned, delayed or withheld), the Purchaser shall not, and shall not permit any of its Affiliates to (i) file, re-file, or amend any Tax Return for the Company or any Subsidiary that was due on or before the Closing Date or (ii) amend any Pre-Closing Income Tax Return prepared and filed pursuant to Section 6.01(a).
          SECTION 6.02.  Tax Treatment of Payments. For federal and applicable state, local and foreign Income Tax purposes, the parties hereto agree to treat all payments made under this Article VI, under Article VII, under Section 2.07 and under any other indemnity provisions in this Agreement as adjustments to the purchase price for the Shares as described in Section 2.12(b) except to the extent that any party receives an opinion of nationally recognized tax counsel that any such amount will not constitute an adjustment to the purchase price for the Shares for any such Income Tax purposes.
          SECTION 6.03.  Conveyance Taxes. All Conveyance Taxes shall be borne equally by the Stockholders (on a Pro Rata Portion basis), on the one hand, and the Purchaser, on the other hand. The Purchaser and the Stockholders’ Representative agree to cooperate in the execution and delivery of all instruments and certificates necessary to enable the Sellers and the Purchaser to comply with any filing requirements with respect to Conveyance Taxes.
          SECTION 6.04.  Tax Disputes.
          (a) The Purchaser shall notify the Stockholders’ Representative in writing within fifteen (15) days of receipt by the Purchaser or any of its Affiliates of written notice of any audits, examinations, adjustments or assessments relating to Taxes for which any of the Purchaser Indemnified Parties may be entitled to receive indemnity under this Agreement (each a “Tax Claim”); provided, however, that the failure to give such notice will not affect the Purchaser’s right to indemnification except to the extent, if any, that, but for such failure, the Stockholders could have avoided all or a portion of the Tax liability in question.
          (b) With respect to any Tax Claim: (i) both the Stockholders’ Representative and the Purchaser may participate in the administrative or judicial proceeding at each party’s sole expense; (ii) the administrative or judicial proceeding shall be controlled by that party which would bear the burden of the greater portion of the sum of the adjustment and any corresponding adjustments that may reasonably be anticipated for future taxable periods; and (iii) the controlling party shall not settle any such matter without the prior written consent of the non-controlling party (which consent shall not be unreasonably conditioned, delayed or withheld).
ARTICLE VII
INDEMNIFICATION
          SECTION 7.01.  Survival of Representations and Warranties.
          (a) The representations and warranties of the Company contained in this Agreement shall survive until April 1, 2010; provided, however, that the representations and warranties made pursuant to Sections 3.01, 3.02, 3.03, 3.15(d) and 3.24 (the “Company Core Representations”) shall survive until the third anniversary of the Closing Date. Neither the period of survival nor the liability of the Indemnity Escrow Fund or the right of setoff against Eligible Clearinghouse Profits pursuant to Section 7.02(b) hereof with respect to the Company’s representations and warranties contained in this Agreement shall be reduced by any investigation made at any time by or on behalf of the Purchaser. If written notice of a claim has been given prior to April 1, 2010 (or, with respect to the Company Core Representations, by the third anniversary of the Closing Date), by the Purchaser to the Stockholders’ Representative, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved. Except for any claim for breach by the Company of the Company Core Representations (which claim may be brought at any time on or prior to the third anniversary of the Closing Date) no claim for a breach of a representation or warranty of the Company may be made after April 1, 2010.
          (b) The representations and warranties of the Purchaser contained in this Agreement shall survive until April 1, 2010; provided, however, that the representations and warranties set forth in Sections 4.01, 4.02, 4.03, 4.04, 4.05, 4.06 and 4.12 (the “Purchaser Core Representations”) shall survive until the third anniversary of the Closing Date. Neither the period of survival nor the liability of the Purchaser with respect to the Purchaser’s representations and warranties contained in this Agreement shall be reduced by any investigation made at any time by or on behalf of the Company. If written notice of a claim has been given prior to April 1, 2010 (or, with respect to the Purchaser Core Representations, by the third anniversary of the Closing Date) by the Stockholders’ Representative to the Purchaser, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved. Except for any claim for breach by the Purchasers of the Purchaser Core Representations (which claim may be brought at any time on or prior to the third anniversary of the Closing Date), no claim for a breach of a representation or warranty of the Purchaser may be made after April 1, 2010.
          SECTION 7.02.  Indemnification of Purchaser Indemnified Parties.
          (a) From and after the Closing, subject to the limitations set forth in this Article VII, the Purchaser and its Affiliates, general partner, officers, managers, directors, employees, agents, successors and assigns (each, a “Purchaser Indemnified Party”) shall be indemnified and held harmless with respect to any and all Losses sustained or incurred by a Purchaser Indemnified Party resulting from:
     (i) the breach of any representation or warranty made by the Company contained in this Agreement (it being understood that such representations and warranties shall be interpreted without giving effect to any limitations or qualifications as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein); and
     (ii) the breach of any covenant or agreement by the Company to pay the Company Transaction Expenses on or prior to the Closing.
          (b) (i) With respect to Losses sustained or incurred by any Purchaser Indemnified Party resulting from the matters described in Section 7.02(a)(i), (A) the Purchaser Indemnified Parties shall have the right to collect first from the Indemnity Escrow Fund and then, solely with respect to the breach of any Company Core Representation and to the extent that the Indemnity Escrow Fund does not contain sufficient funds to satisfy such Losses, by setoff against Eligible Clearinghouse Profits, and (B) the Purchaser Indemnified Parties shall have the right to collect solely from the Indemnity Escrow Fund with respect to any matters described in Section 7.02(a)(i) other than the breach of a Company Core Representation and (ii) with respect to Losses sustained or incurred by any Purchaser Indemnified Party resulting from the matters described in Section 7.02(a)(ii), the Purchaser Indemnified Parties shall have the right to collect first from the Indemnity Escrow Fund and then, to the extent that the Indemnity Escrow Fund does not contain sufficient funds to satisfy such Losses, by setoff against Eligible Clearinghouse Profits. Notwithstanding anything set forth herein, (x) no Purchaser Indemnified Party shall have any right of setoff against any Eligible Clearinghouse Profits, and Eligible Clearinghouse Profits may not be withheld from holders of Purchaser Class B Interests or otherwise delayed, unless (A) (1) the Stockholders’ Representative and the Purchaser shall have agreed in writing that the Purchaser Indemnified Party is entitled to indemnification hereunder for a specified amount or (2) a final nonappealable judgment shall have been rendered by the court having jurisdiction over the matters relating to a claim by a Purchaser Indemnified Party for indemnification hereunder and (B) the Indemnity Escrow Fund does not contain sufficient funds to satisfy in full the amount determined to be owed to a Purchaser Indemnified Party pursuant to Section 7.02(b)(i) above, (y) all amounts set off against Eligible Clearinghouse Profits shall be set off pro rata based on the number of Purchaser Class B Interests held by each holder of Purchaser Class B Interests, and (z) in no event shall the aggregate amount set off pursuant to this Section 7.02(b) against Eligible Clearinghouse Profits for all Losses exceed $5,000,000.
          (c) Notwithstanding anything to the contrary in this Article VII, with respect to Losses, to the extent relating to the Clearinghouse, sustained or incurred by the Purchaser, ICE Trust or the Company as a result of the matters described in Section 7.02(a)(i), the amount payable to such Purchaser Indemnified Party hereunder on account of such Loss shall be reduced to an amount equal to the product of (Y) the amount of such Loss multiplied by (Z) a fraction, (xx) the numerator of which is the number of Original Class A Units (as defined in the LP Agreement) and (yy) the denominator of which is the aggregate number of all Class A Units (as defined in the LP Agreement) that would be outstanding following the conversion of all Class B Units (as defined in the LP Agreement); provided, however, that no such reduction shall be made in respect of any Losses sustained or incurred by ICE or any of its Affiliates (other than the Purchaser, ICE Trust or the Company); provided, further, however, that no such reduction shall be made in respect of any Losses to the extent relating to the business of the Company unrelated to the Clearinghouse.
          (d) Notwithstanding anything to the contrary in this Agreement, (i) no Purchaser Indemnified Party shall have the right to collect from the Indemnity Escrow Fund any (1) Losses relating to any matter to the extent that there is included in the Closing Balance Sheet a reserve relating to the matter giving rise to such Loss; provided, however, that any Purchaser Indemnified Party shall have the right to collect from the Indemnity Escrow Fund for that portion of any such Loss which exceeds any such reserve, or (2) Losses relating to any Excess Capacity Liability, Deferred Revenue or the Key Real Property Lease.

          SECTION 7.03.  Indemnification of the Stockholder Indemnified Parties. From and after the Closing, subject to the limitations set forth in this Article VII, the Purchaser hereby agrees to indemnify and hold harmless the Stockholders and their respective Affiliates, officers, directors, employees, agents, successors and assigns (each, a “Stockholder Indemnified Party”), from and against, any and all Losses sustained or incurred by any Stockholder Indemnified Party, resulting from:
     (a) the breach of any representation or warranty made by the Purchaser contained in this Agreement (it being understood that such representations and warranties shall be interpreted without giving effect to any limitations or qualifications as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein); and
     (b) the breach of any covenant or agreement by the Purchaser contained in this Agreement.
          SECTION 7.04.  Limits on Indemnification. Notwithstanding anything to the contrary contained in this Agreement, if an Indemnified Party is entitled to indemnification pursuant to this Article VII, the amount that such Indemnified Party is entitled to recover in connection therewith shall nevertheless be limited, other than as permitted in Section 6.01(a), as follows:
     (a) (i) an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 7.02(a)(i) or 7.03(a), unless and until the aggregate amount of indemnifiable Losses which may be recovered under such provision exceeds $250,000 (the “Threshold”), whereupon the Indemnified Party shall be entitled to indemnification for the full amount of such Losses (including the initial $250,000 of such Losses); (ii) subject to Sections 7.04(a)(i) and 7.04(a)(iii), an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 7.02(a)(i) or 7.03(a) in respect of an individual claim or series of related claims arising from the same underlying facts, events or circumstances unless such claim or series of related claims is for Losses in an amount of at least $25,000, whereupon the Indemnified Party shall be entitled to indemnification for the full amount of such Losses (including the initial $25,000 of such Losses); (iii) subject to Section 7.02(b), the maximum aggregate amount of indemnifiable Losses which may be recovered by Purchaser Indemnified Parties arising out of or resulting from the causes set forth in Section 7.02(a)(i) shall be the sum of (A) the aggregate amount of funds in the Indemnity Escrow Fund and (B) solely with respect to the breach of Company Core Representations up to an aggregate of $5,000,000 of Eligible Clearinghouse Profits; (iv) the maximum aggregate amount of indemnifiable Losses which may be recovered by a Stockholder Indemnified Party arising out of or resulting from the causes set forth in Section 7.03(a) shall be the product of (A) such Stockholder’s Pro Rata Portion and (B) $5,100,000 (and, solely with respect to the breach of Purchaser Core Representations up to an additional $5,000,000); provided, however, that, to the extent that the aggregate amount of indemnifiable Losses arising under Section 7.03(a) exceeds the product of (A) and (B) above, a Stockholder Indemnified Party shall be indemnified and held harmless against such Losses by the Purchaser in proportion to the applicable Stockholder’s Pro Rata Portion of the Aggregate Cash

Consideration in an aggregate amount for such Stockholder and each of its Stockholder Indemnified Parties not to exceed 100% of the Aggregate Cash Consideration received by the applicable Stockholder in connection with the consummation of the Merger and the transactions contemplated hereby; and
     (b) no Stockholder or any Affiliate of a Stockholder shall have any obligation, responsibility or liability for the satisfaction and payment of any Losses which may be recovered by a Purchaser Indemnified Party arising out of or resulting from the causes set forth in Section 7.02(a), and the sole and exclusive source of satisfaction and payment for any such Losses shall be the Indemnity Escrow Fund held by the Escrow Agent under the terms of the Escrow Agreement and, solely with respect to the breach of Company Core Representations, the right to set off in accordance with Section 7.02(b) of up to an aggregate of $5,000,000 of Eligible Clearinghouse Profits.
          SECTION 7.05.  Notice of Loss; Third-Party Claims.
          (a) An Indemnified Party shall give the Indemnifying Party notice of any matter that an Indemnified Party is aware has given or could give rise to a right of indemnification under this Agreement, within 60 days of such awareness, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.
          (b) If an Indemnified Party shall receive notice of any Action, audit, demand or assessment (each, a “Third-Party Claim”) against it or which may give rise to a claim for Loss under this Article VII (other than a Third-Party Claim involving Taxes which shall be governed exclusively by Section 6.03) then the Indemnified Party shall give prompt notice (but in any event within 30 days of the receipt of such notice) to the Indemnifying Party of such Third-Party Claim; provided, however, that the failure to provide such notice promptly shall not release the Indemnifying Party from any of its obligations under this Article VII except to the extent that the Indemnifying Party is materially prejudiced by such failure. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses (except as provided in Section 7.05(c) and in any case subject to the limits set forth in Section 7.04) that may result from such Third-Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third-Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within fifteen (15) days of the receipt of notice from the Indemnified Party of such Third-Party Claim; provided, however, that if there exists or is reasonably likely to exist a conflict of interest in the reasonable, good faith judgment of the Indemnified Party for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnifying Party. In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third-Party Claim as provided above, then (i) the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense (which shall be limited to the Indemnified Party’s actual out-of-pocket expenses), all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the

Indemnified Party’s control relating thereto as is reasonably requested by the Indemnifying Party and (ii) the Indemnified Party shall have the right at its sole expense to participate in the defense assisted by counsel of its own choosing.
          (c) Notwithstanding anything to the contrary in Section 7.05(b) above, the Indemnifying Party shall not be entitled to control, and the Indemnified Party shall be entitled to have sole control over, the defense of any Third-Party Claim involving any criminal Action to which the Indemnified Party is a party or seeking an injunction or other equitable relief against the Indemnified Party. In the event the Indemnified Party is conducting the defense against any such Third-Party Claim, then the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party.
          (d) Notwithstanding any other provision of this Article VII to the contrary, none of the Indemnified Party, Indemnifying Party or any other Person shall have the right to compromise or settle, or consent to the entry of any judgment with respect to, any claim for which indemnification is sought under this Article VII without the prior written consent of both the Indemnifying Party and the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed.
          (e) For the purposes of this Section 7.05, if the Indemnity Escrow Fund is the Indemnifying Party, then (i) notice delivered to the Stockholders’ Representative in accordance with Sections 8.02 shall constitute notice to the Indemnifying Party and (ii) the Stockholders’ Representative shall also have the authority to take all actions required or permitted to be taken by the Indemnifying Party under this Section 7.05.
          SECTION 7.06.  Calculation of Losses.
          (a) The amount of any Losses payable under this Article VII by an Indemnifying Party shall be net of any amounts actually recovered by the Indemnified Party under applicable insurance policies or from any other Person responsible therefor. If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person responsible for any Losses, subsequent to an indemnification payment by an Indemnifying Party in respect of such Loss, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any out-of-pocket expenses reasonably incurred by such Indemnified Party in collecting such amount; provided that if a portion of any Losses incurred by a Purchaser Indemnified Party was not indemnified due to insufficient funds remaining in the Indemnity Escrow Fund, then such Purchaser Indemnified Party will only be required to reimburse the Stockholders if and to the extent the amount received by such Purchaser Indemnified Party exceeds the amount of the non-indemnified Losses.

          (b) The Indemnifying Party shall not be liable under this Article VII for any Losses that are for consequential (other than reasonably foreseeable consequential damages) or punitive damages.
          (c) The Indemnified Parties shall use, and shall cause their respective Affiliates to use, all Reasonable Efforts to mitigate and otherwise minimize their Losses to the extent reasonably possible upon and after becoming aware of any event which would reasonably be expected to give rise to any Losses.
          SECTION 7.07.  Distributions from Indemnity Escrow Fund. In the event that either (a) the Stockholders’ Representative and the Purchaser shall have mutually agreed that the Purchaser is entitled to indemnification from the Indemnity Escrow Fund for a specified amount and shall have so jointly notified the Escrow Agent (such joint written notification, “Joint Written Instructions”) or (b) a final nonappealable judgment shall have been rendered by the court having jurisdiction over the matters relating to a claim by the Purchaser for indemnification from the Indemnity Escrow Fund (such order, a “Final Order”) and the Escrow Agent shall have received Joint Written Instructions from the Stockholders’ Representative and the Purchaser or a certified copy of such Final Order, the Escrow Agent shall deliver to the Purchaser from the Indemnity Escrow Fund any amount determined to be owed to the Purchaser under this Article VII in accordance with such Joint Written Instructions or Final Order. Prior to April 1, 2010, the Purchaser shall notify the Escrow Agent in writing, with a copy to the Stockholders’ Representative, of any claims brought by the Purchaser under Section 7.02 that are expected to be unresolved as of April 1, 2010 (each a “Pending Claim”) and the Purchaser’s good faith estimate of the amount of the Indemnity Escrow Fund to be reserved against each such Pending Claim (each a “Pending Claim Reserve” and the aggregate of all such Pending Claim Reserves, the “Reserve”). On April 1, 2010, the Escrow Agent shall disburse all remaining funds in the Indemnity Escrow Fund (including all earnings thereon) then held by the Escrow Agent less the aggregate amount of the Reserve, if any, in accordance with Section 3(e) of the Escrow Agreement, without the requirements of any further written instructions, directives, or consents by any party hereto. After April 1, 2010, with respect to each Pending Claim, the Escrow Agent shall disburse the Pending Claim Reserve with respect to such Pending Claim within three (3) Business Days of receipt by the Escrow Agent of, and as specified in, Joint Written Instructions from the Purchaser and the Stockholders’ Representative with respect to such Pending Claim or a Final Order resolving such Pending Claim. Amounts payable under this Section 7.07 to any Non-Surrendering Stockholder shall be paid to the Paying Agent for distribution to such Non-Surrendering Stockholder at such time as such Stockholder becomes a Surrendering Stockholder or, in the case of a Dissenting Stockholder, pursuant to Section 2.06 hereof.
          SECTION 7.08.  Remedies. The Purchaser, on behalf of itself and any Purchaser Indemnified Party, and the Surrendering Stockholders, on behalf of themselves and their respective Stockholder Indemnified Parties, each acknowledge and agree that (i) following the Closing, except with respect to fraud, the remedies set forth in Articles VI and VII constitute the sole and exclusive remedies for recovery of any Losses arising out of or relating to this Agreement, except that if any of the provisions of this Agreement are not performed in accordance with their terms or are otherwise breached, the non-breaching party or parties hereto shall be entitled to specific performance of the terms thereof in addition to any other remedy at law or equity, and (ii) notwithstanding anything herein to the contrary, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of the Purchaser, on behalf of itself and any Purchaser Indemnified Party, or the Surrendering Stockholders, on behalf of themselves and their respective Stockholder Indemnified Parties, after the consummation of the Merger and the transactions contemplated by this Agreement, to rescind this Agreement or any of the transactions contemplated hereby.
ARTICLE VIII
GENERAL PROVISIONS
          SECTION 8.01.  Expenses. Except as otherwise specified in this Agreement:
          (a) Purchaser’s Expenses. The Purchaser shall pay for all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred or to be incurred in connection with this Agreement and the transactions contemplated by this Agreement (i) by the Purchaser, Merger Sub, ICE, ICE Trust and their respective Affiliates both prior to and after the Closing and (ii) by the Company after the Closing, including in its capacity as the Paying Agent; provided, that the Purchaser shall not be liable for any Company Transaction Expenses incurred prior to the Closing and for any Additional Expenses.
          (b) Company’s Expenses. On or prior to the Closing, the Company shall pay for all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred or to be incurred in connection with this Agreement and the transactions contemplated by this Agreement by the Company prior to the Closing.
          SECTION 8.02.  Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02) set forth in Section 8.02 of the Company Disclosure Schedule or the Purchaser Disclosure Schedule, as applicable.
          SECTION 8.03.  Public Announcements. No party hereto shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other parties hereto unless otherwise required by Law or applicable stock exchange regulation, and the parties hereto shall cooperate as to the timing and contents of any such press release, public announcement or communication.
          SECTION 8.04.  Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
          SECTION 8.05.  Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings (including those certain term sheets dated October 29, 2008 among ICE, ICE Trust, the Company and the other parties thereto to the extent any such term sheets constitute agreements or understandings), both written and oral, between the Stockholders, the Company, the Purchaser, ICE and ICE Trust with respect to the subject matter hereof and thereof.
          SECTION 8.06.  Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Stockholders’ Representative and the Purchaser (which consent may be granted or withheld in the sole discretion of the Stockholders’ Representative or the Purchaser, as the case may be) and any such assignment or attempted assignment without such consent shall be void; provided, however, that the Purchaser may assign this Agreement or any of its rights and obligations hereunder to one or more Affiliates of the Purchaser without the consent of the Stockholders’ Representative; provided, further that in any such event the Purchaser shall remain liable for all of its obligations hereunder.
          SECTION 8.07.  Amendment and Waiver. This Agreement may be amended and any provision of this Agreement may be waived; provided, however, that (i) any such amendment or waiver will be binding on the Purchaser only if such amendment or waiver is set forth in a writing executed by the Purchaser, (ii) any such amendment or waiver will be binding on the Company only if such amendment or waiver is set forth in a writing executed by the Company, and (iii) any such amendment or waiver will be binding on the Stockholders only if such amendment or waiver is set forth in a writing executed by the Stockholders’ Representative. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights. Except as set forth in Section 7.08 hereof, all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.
          SECTION 8.08.  No Third-Party Beneficiaries. Except as otherwise provided in Section 5.03 hereof or with respect to any Surrendering Stockholder or any Indemnified Party hereunder, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

          SECTION 8.09.  Specific Performance.
          (a) The Company acknowledges and agrees that the Purchaser would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by the Company could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which the Purchaser may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.
          (b) The Purchaser acknowledges and agrees that the Stockholders would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by the Purchaser, the Company or any of their respective Affiliates could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which the Stockholders may be entitled, at law or in equity, the Stockholders’ Representative, on behalf of the Stockholders, shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.
          SECTION 8.10.  Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to contracts executed in and to be performed in that State (other than with respect to matters governed by Delaware Law, with respect to which such laws apply). All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.
          SECTION 8.11.  Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES

THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11.
          SECTION 8.12.  Counterparts. This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement, any and all agreements and instruments executed and delivered in accordance herewith, along with any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or other means of electronic transmission such as by electronic mail in “portable document format” (“pdf”) form, shall be treated in all manner and respects and for all purposes as an original signature, agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.
[Signature Page follows]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

THE CLEARING CORPORATION
/s/ Kevin R. McClear
Kevin R. McClear
Chief Operating Officer

ICE US HOLDING COMPANY L.P.
By: ICE US HOLDING COMPANY GP LLC,
its general partner

/s/ Scott A. Hill
Scott A. Hill
President

PONY MERGER SUB LLC
/s/ Scott A. Hill
Scott A. Hill
President

INTERCONTINENTALEXCHANGE, INC. for the limited purposes set forth herein
/s/ Scott A. Hill
Scott A. Hill
President

TCC STOCKHOLDERS’ REPRESENTATIVE, LLC
/s/ Michael Dawley
Michael Dawley
President